UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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BANKUNITED, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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14817 Oak Lane
Miami Lakes, FL 33016

April 9, 2015
Dear Stockholder:
We cordially invite you to attend BankUnited, Inc.'s 2015 Annual Meeting of Stockholders. The meeting will be held on May 13, 2015, at 10:00 a.m., Eastern Time, at the BankUnited Corporate Center, Building 3, Social Events Room, 7815 NW 148th Street, Miami Lakes, FL 33016.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.
Thank you for your support of BankUnited, Inc.
Sincerely,

John A. Kanas
Chairman, President and Chief Executive Officer

14817 Oak Lane
Miami Lakes, FL 33016
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Time, on May 13, 2015

Place	The BankUnited Corporate Center Building 3 Social Events Room 7815 NW 148th Street Miami Lakes, FL 33016

Items of Business
Proposal No. 1:  To elect eight directors identified in the attached Proxy Statement to the Board of Directors to serve until the next annual meeting of stockholders or until that person's successor is duly elected and qualified.

Proposal No. 2:  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

Proposal No. 3:  To hold an advisory vote to approve the compensation of our named executive officers.

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on March 16, 2015.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the attached Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting, if available. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 13, 2015. BankUnited, Inc.'s Proxy Statement and 2014 Annual Report to Stockholders are available at:
http://ir.bankunited.com.

By Order of the Board of Directors,
Susan W. Greenfield
Corporate Secretary
April 9, 2015
Miami, Florida

i

Committees of the Board of Directors	14

Risk Management and Oversight	16

Corporate Governance Guidelines, Code of Conduct and Code of Ethics	16

Director Compensation	16

Director Nominating Process and Diversity	18

Communications with the Board of Directors	20

Executive Sessions	20

Outside Advisors	20

Attendance at Annual Meeting	20

Compensation Committee Interlocks and Insider Participation	20

Section 16(a) Beneficial Ownership Reporting Compliance	20

Executive Officers	21

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23

Report of the Audit and Risk Committee	23

Auditor Fees and Services	24

Policy on Audit and Risk Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	25

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")	26

COMPENSATION DISCUSSION AND ANALYSIS	27

EQUITY COMPENSATION PLAN INFORMATION	46

BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK	47

CERTAIN RELATED PARTY RELATIONSHIPS	49

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS	51

ii

14817 Oak Lane
Miami Lakes, FL 33016
PROXY STATEMENT
The Board of Directors (the "Board of Directors" or "Board") of BankUnited, Inc. (the "Company," "we," "us" or "our") is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders to be held on Wednesday, May 13, 2015, at 10:00 a.m., Eastern Time, and at any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held at the BankUnited Corporate Center, Building 3, Social Events Room, 7815 NW 148th Street, Miami Lakes, FL 33016. This Proxy Statement and the accompanying proxy card, the Notice of Annual Meeting of Stockholders and the 2014 Annual Report to Stockholders (the "Annual Report") were first mailed on or about April 10, 2015, to stockholders of record as of March 16, 2015 (the "Record Date").

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:    Why am I receiving these materials?

A:
We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of BankUnited, Inc., of proxies to be voted at the Company's Annual Meeting. You are receiving this Proxy Statement because you were a BankUnited, Inc. stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the three proposals presented for stockholder action and includes information required to be disclosed to stockholders.

Q:    How do I get electronic access to the proxy materials?

A:
This Proxy Statement and the Company's Annual Report to Stockholders are available on our website at http://ir.bankunited.com. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by registering your email address at www.proxyvote.com. If you hold your shares in street name, you should contact your broker, bank or other nominee for information regarding electronic delivery of proxy materials. An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and internet access charges, that must be borne by the stockholder.

Q:    What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

•
To elect eight directors identified in this Proxy Statement to the Board of Directors to serve until the next annual meeting of stockholders or until that person's successor is duly elected and qualified;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

•	To hold an advisory vote to approve the compensation of our named executive officers.

Q:    What is the Board of Directors' voting recommendation?
A:    The Company's Board of Directors recommends that you vote your shares:

•	"FOR" each of the nominees to the Board of Directors;

•	"FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

•	"FOR" the approval, on an advisory basis, of the compensation of our named executive officers.
Q:    Who is entitled to vote?

A:
All shares owned by you as of the close of business on March 16, 2015 (the "Record Date"), may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
On the Record Date, BankUnited, Inc. had approximately 103,416,914 shares of common stock issued and outstanding.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company's transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of BankUnited, Inc. or to vote in person at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described below under the heading "How can I vote my shares without attending the Annual Meeting?"
Beneficial Owner. If your shares are held in an account by a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading "How can I vote my shares without attending the Annual Meeting?"
Q:    How can I vote my shares in person at the Annual Meeting?

A:
Stockholder of Record. Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Beneficial Owner. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    What must I do if I want to attend the Annual Meeting in person?

A:
Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date, and admission will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver's license or passport, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:    How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially own your shares in street name, you may direct your vote without attending the Annual Meeting by voting in one of the following manners:

•
Internet. Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form;

•	Telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form; or

•	Mail. Complete and sign your proxy card or voting instruction card and mail it using the enclosed, prepaid envelope.
If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 12, 2015.
Q:    What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority of the Company's capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:    What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (the "NYSE"), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.
Q:    Which proposals are considered "routine" or "non-routine"?

A:
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1) and the advisory vote to approve the compensation of our named executive officers (Proposal No. 3) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1 and 3.
Q:    What is the voting requirement to approve each of the proposals?

A:
Eight directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the eight nominees who receive the largest number of "FOR" votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. A properly executed proxy marked "abstain" with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast "for" the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter.
The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. Similar to the vote to ratify the appointment of our independent registered public accounting firm, abstentions will also have the effect of a vote against approval of the compensation of our named executive officers. Broker non-votes will have no effect on this proposal other than reducing the number of shares entitled to vote from which a majority is calculated.
Q:    What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:    Who will count the vote?

A:	A representative of Broadridge Financial Solutions, Inc. ("Broadridge") will tabulate the votes and act as the inspector of election.
Q:    Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the corporate secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the internet or by telephone; or

•	attending the Annual Meeting and voting in person.
Please note that your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of BankUnited, Inc.'s common stock for their expenses in forwarding solicitation material to such beneficial owners. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $10,000 plus reasonable out-of-pocket expenses.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
The Company has adopted a procedure called "householding," which the Securities and Exchange Commission (the "SEC") has approved. Under this procedure, we deliver a single copy of this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces the Company's printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement and the Annual Report will be promptly delivered to any stockholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of this Proxy Statement or the Annual Report, or to receive a separate copy of our proxy materials in the future, stockholders may write or call the Company at the following address and telephone number:

BankUnited, Inc.
Attn: Investor Relations
14817 Oak Lane
Miami Lakes, FL 33016
(305) 231-6400
Stockholders who hold shares in street name (as described above) may contact their broker, bank or other nominee to request information about householding. Stockholders sharing an address can request delivery of a single copy of our proxy materials if they are currently receiving multiple copies by following the same procedures outlined above.

Q:    Is my vote confidential?

A:
Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated Broadridge to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except where (i) disclosure is required by applicable law, (ii) disclosure of your vote is expressly requested by you or (iii) the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Q:    How can I obtain a copy of BankUnited, Inc.'s Annual Report on Form 10-K?

A:
Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, are available to stockholders free of charge on BankUnited, Inc.'s website at http://ir.bankunited.com or by writing to BankUnited, Inc., Investor Relations, 14817 Oak Lane, Miami Lakes, FL 33016. The Company's 2014 Annual Report on Form 10-K accompanies this Proxy Statement.

Q:    Where can I find the voting results of the Annual Meeting?

A:
BankUnited, Inc. will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON BY BANKUNITED, INC. STOCKHOLDERS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Directors Elected Annually
Our Board of Directors is currently comprised of nine members. The size of the Board of Directors may be fixed from time to time exclusively by our Board of Directors as provided in our Certificate of Incorporation. BankUnited, Inc.'s directors are elected each year by the stockholders at the Company's annual meeting of stockholders. We do not have a staggered or classified board. Eight directors will be elected at this year's Annual Meeting. Each director's term will last until the 2016 annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Ambassador Sue M. Cobb is not standing for reelection.
Directors of BankUnited, Inc. have historically also served as directors of its wholly-owned subsidiary BankUnited, N.A. (the "Bank").
Board Nominations
Historically, two of our directors were nominated pursuant to a director nomination agreement, as amended and restated on February 29, 2012 (the "Director Nomination Agreement"), by and among the Company, John A. Kanas and certain of our original investors (investment funds affiliated with The Blackstone Group ("Blackstone"), The Carlyle Group ("Carlyle"), Centerbridge Partners, L.P. ("Centerbridge") and WL Ross & Co. LLC ("WL Ross" and, together with Blackstone, Carlyle and Centerbridge, (the "Sponsors"). The Director Nomination Agreement provided that, so long as Mr. Kanas is our Chief Executive Officer ("CEO"), Mr. Kanas could designate two individuals (one of whom will be Mr. Kanas) to be nominated for election to our Board of Directors and, subject to limited exceptions, we would recommend to our stockholders the election of those individuals. On April 1, 2015, the Company and Mr. Kanas voluntarily entered into a termination agreement to terminate, effective immediately, the Director Nomination Agreement.
Board candidates are selected based on various criteria including their character and reputation, relevant business experience and acumen and relevant educational background. The Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company's annual meetings of stockholders.
Information Regarding the Nominees for Election to the Board of Directors
Qualifications
In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration the Company's Corporate Governance Guidelines and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee's determination is made based primarily on the following criteria: (i) a candidate's special skills, expertise and background that would enhance or complement the mix of the existing directors, (ii) a candidate's reputation and prominence in his or her business, professional activities or community, including a well-known reputation for addressing important issues that the Company may face, (iii) a candidate's commitment to high ethical business standards and integrity and (iv) a candidate's time commitment and willingness to fully participate in the Board's affairs and perform his or her duties to the highest standards. For more information about the nominating process, see "Board of Directors, Executive Officers and Corporate Governance—Director Nominating Process and Diversity."

Biographical Information
Set forth below is biographical information concerning each nominee who is standing for election at the Annual Meeting. Following the biographical information for each nominee is a description of such nominee's specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. In addition to the information presented below, the Company believes that a board comprised of its nominees constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds. The ages of the nominees are as of the date of the Annual Meeting, May 13, 2015.
John A. Kanas, 68, has served on our Board and as our Chairman, President and Chief Executive Officer since our inception in May 2009. Mr. Kanas served as the Chairman of our Executive Committee up until the time the Committee was eliminated in February 2012 as part of the Company's conversion to a bank holding company. Prior to joining the Company, Mr. Kanas was President and Chief Executive Officer of North Fork Bancorporation, Inc. from 1977 until its acquisition by Capital One Financial Corporation in December 2006. He also served as Chairman of North Fork from 1986 to 2006. In December 2006, he became President of Capital One's banking segment, which included North Fork, the former Hibernia Bank in Louisiana and Texas and Capital One Direct Bank in Richmond, Virginia. Mr. Kanas retired from that position in August 2007. Between August 2007 and May 2009, Mr. Kanas was an independent consultant. Mr. Kanas holds a B.A. from Long Island University. He is a past president of the New York State Bankers Association. Mr. Kanas was also a member of the NYSE Listed Company Advisory Committee and is currently a member of the board of trustees of Weill Cornell Medical College. In 2005, Mr. Kanas was recognized by "Institutional Investor" as the best regional bank CEO in America. In 2007, Mr. Kanas received the Woodrow Wilson Award for Corporate Citizenship and was also conferred an Honorary Doctorate of Humane Letters from Dowling College. In 2012, Mr. Kanas was conferred an Honorary Doctorate of Sciences from Gordon College. Mr. Kanas' qualifications to serve on our Board include his 36-year career at North Fork, his extensive experience in the banking industry and his long-standing relationships within the business, political and charitable communities.
Rajinder P. Singh, 44, has served on our Board since July 2013 and is currently our Chief Operating Officer, and one of the founding organizers of our Company. Mr. Singh has been our Chief Operating Officer since October 2010, and prior to that, he served as our Head of Mortgage Banking and Corporate Development since May 2009. Mr. Singh also served as Corporate Secretary of the Company from May 2009 to June 2013. From April 2008 to May 2009, Mr. Singh led the financial services practice of WL Ross & Co., a private equity firm and one of the original investors in the Company. From December 2006 through April 2008, Mr. Singh served as Executive Vice President for Capital One's banking segment which includes retail, small business and commercial banking businesses in New York, New Jersey, Connecticut, Louisiana and Texas and a national direct deposit gathering franchise. Mr. Singh was a member of Capital One's Bank Leadership Team and chaired the Deposit Pricing Committee. He also served on Capital One's ALCO and brand board. Previously, Mr. Singh served as Head of Corporate Development and Strategy for North Fork from February 2005 to December 2006. During his tenure, North Fork was acquired by Capital One for $13.2 billion. Prior to joining North Fork in February 2005, Mr. Singh spent nine years at FleetBoston Financial Corporation and last served as Managing Director of Corporate Development and Strategy. Mr. Singh earned his M.B.A. from Carnegie Mellon University in Pittsburgh and his B.S. in chemical engineering from the Indian Institute of Technology in New Delhi. Mr. Singh's qualifications to serve on our Board include his banking experience and his understanding of regulatory and corporate governance matters.
Tere Blanca, 54, has served on our Board since September 2013. Ms. Blanca is the founder, president and chief executive officer of Blanca Commercial Real Estate, Inc., a leading Miami-based commercial property real estate advisory services and brokerage firm. Ms. Blanca has more than 25 years of experience in the South Florida real estate sector. Prior to launching Blanca Commercial Real Estate in March 2009, she served as senior managing director for Cushman & Wakefield of Florida, Inc., where she led the firm's South Florida operations. Ms. Blanca is a past chair of The Beacon Council, chair of the board of directors of City Year Miami, a member of the University of Miami's President's Council, School of Business Real Estate Advisory Board, and Alumni Association Board, a member of Strategic Forum and the World Presidents' Organization Miami-Ft. Lauderdale Chapter, and an associate member of the Young Presidents' Organization. She also is a member of Commercial Real Estate Women, a member of the National Association of Industrial and Office Properties South Florida Chapter and a trustee member of the Greater Miami Chamber of Commerce. Ms. Blanca has earned several honors, including being named among the 2013 "Top 25 Women in Real Estate" by Commercial Property Executive, 2013 "Women of Influence: Legends" and 2010 "Women of Influence" by Real Estate Forum, 2010 "Top Dealmakers of the Year" by the Daily Business Review, 2009 "Most Influential Business Women" by the South Florida Business Journal, 2008 Camacol's "Successful Hispanic Women of the Year" and 2007 "Ultimate CEOs" by the South Florida Business Journal. Ms. Blanca earned a B.B.A with a concentration in international marketing and finance and an M.B.A. from the University of Miami. Ms. Blanca's qualifications to serve on our Board include her leadership and management experience as well as her relationships in the business community.
Eugene F. DeMark, 67, has served on our Board since September 2010. From June 1969 until his retirement in October 2009, Mr. DeMark worked for KPMG LLP, a global professional services firm. Mr. DeMark served as the Advisory Northeast Area Managing Partner at KPMG LLP from October 2005 until his retirement. Since his retirement, Mr. DeMark has been an independent consultant. From January 2010 until he joined our Board in September 2010, Mr. DeMark advised our Audit and Compensation Committees. In January 2012, Mr. DeMark joined the board of directors and audit committee of 1-800-FLOWERS.COM, Inc., a national floral and thoughtful gifting company. In December 2013 Mr. DeMark became chairman of its audit committee. Between 1988 and 2001, Mr. DeMark had been the Northeast Area Managing Partner of the Information, Communications and Entertainment Practice and the Managing Partner of KPMG's Long Island Office. During his career at KPMG, Mr. DeMark had responsibilities to lead a number of specialized practices in Banking, High Technology, Media and Entertainment and Aerospace and Defense. He joined KPMG in 1969 and was elected to its partnership in 1979. On special assignments, he worked on the research staff of the Commission on Auditor's Responsibilities, the predecessor to the Treadway Commission, formed to assess increases in fraudulent financial reporting. Mr. DeMark also developed the firm's first study guide on SEC reporting. Mr. DeMark holds a B.B.A. degree from Hofstra University, is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of Certified Public Accountants. Mr. DeMark has served as chairman of the Long Island Chapter of the National Multiple Sclerosis Society, president of the Nassau County council of the Boy Scouts of America and Northeast Regional board member of the National organization, president of the Nassau Chapter of the National Association of Accountants, Treasurer of the New Long Island Partnership and chairman of the Economic Development Task Force—Project Long Island. Mr. DeMark also was active in the United Way on Long Island and in New York, served on its board of directors and chaired the nominating committee. Mr. DeMark's qualifications to serve on our Board include his 40 years of financial experience at KPMG LLP, including 35 years in various positions in the firm's audit practice.
Michael J. Dowling, 65, has served on our Board since May 2013. Mr. Dowling is the President and Chief Executive Officer of the North Shore-LIJ Health System, the largest integrated healthcare system in New York State and the nation's third-largest, non-profit secular health system with more than 6,000 beds and a total workforce of more than 46,000 employees. Prior to becoming President and CEO in 2002, Mr. Dowling was the health system's Executive Vice President and Chief Operating Officer. Before joining North Shore-LIJ in 1995, he was a senior vice president at Empire Blue Cross/Blue Shield. Mr. Dowling served in New York State government for 12 years, including seven years as State Director of Health, Education and Human Services and Deputy Secretary to the Governor. He was also Commissioner of the New York State Department of Social Services. Before his public service career, Mr. Dowling was a professor of Social Policy and Assistant Dean at the Fordham University Graduate School of Social Services and Director of the Fordham Campus in Westchester County. Mr. Dowling is a member of the Institute of Medicine of the National Academies and Chairman of the North American Board of the Smurfit School of Business at University College, Dublin, Ireland. He also serves as a board member of the Institute for Healthcare Improvement (IHI) and board member and Fellow of the New York Academy of Medicine.

He is also past Chairman and current board member of the National Center for Healthcare Leadership (NCHL), the Greater New York Hospital Association (GNYHA), the Healthcare Association of New York State (HANYS) and the League of Voluntary Hospitals of New York. Mr. Dowling grew up in Limerick, Ireland and earned his B.A. degree from University College Cork (UCC). He has an M.S.W. degree from Fordham University and honorary doctorates from Hofstra University and Dowling College. Mr. Dowling's qualifications to serve on our Board include his extensive background in leadership and management as well as his relationships within the business, political and charitable communities.
Douglas J. Pauls, 56, has served on our Board since May 2014. Mr. Pauls served as our Chief Financial Officer from September 2009 to February 2013. From March 2013 to December 2013, Mr. Pauls served as a senior advisor to the Company. In December 2013, Mr. Pauls joined the board of directors, risk committee and audit committee of Essent Group Ltd., and serves as Chairman of the Audit Committee of Essent Group. Between March 2009 and August 2009, Mr. Pauls was self-employed as a consultant. From April 2008 until February 2009, Mr. Pauls served as Executive Vice President of Finance for TD Bank, NA following TD Bank's acquisition of Commerce Bancorp, Inc. in March 2008. Mr. Pauls served as Chief Financial Officer of Commerce Bancorp from March 2002 until the acquisition by TD Bank in March 2008. Mr. Pauls was a member of the three person Office of the Chairman, responsible for overall management, policy making and strategic direction of Commerce Bancorp. From October 1995 to March 2002, Mr. Pauls served as the Chief Accounting Officer of Commerce Bancorp, its Senior Vice President from January 1999 to April 2006 and its Executive Vice President from April 2006 to April 2008. Earlier in his career, Mr. Pauls was a Senior Manager in the Audit Department of Ernst & Young in Philadelphia and Pittsburgh, Pennsylvania. Mr. Pauls received a B.A. in Economics magna cum laude from Dickinson College. Mr. Pauls currently serves on the board of trustees of Dickinson College and as a Member of the Committee on Finance, Budget and Audit, as well as the Campaign Steering Committee. Mr. Pauls' qualifications to serve on our Board include his extensive banking experience, including his previous service as our Chief Financial Officer, and his deep understanding of financial statements, regulation, compliance and corporate governance.
A. Robert Towbin, 79, has served on our Board since April 2014. Mr. Towbin has served as Executive Vice President of Stephens, Inc. since 2003 and as Managing Director from October 2001 until 2003. Mr. Towbin served as a member of the board of directors of Globecomm Systems Inc. from 1997 until December 2013. From January 2000 to November 2001, he was Co-Chairman of C.E. Unterberg, Towbin, and from 1995 to 1999 was Senior Managing Director of that firm. From January 1994 to September 1995, Mr. Towbin was President and CEO of the Russian-American Enterprise Fund, a U.S. government-owned investment company with headquarters in Moscow and New York, and offices in Khabarovsk in the Russian far east. He was later Vice Chairman of its successor fund, The U.S. Russia Investment Fund. From January 1987 until January 1994, Mr. Towbin was co-head of Technology Investment Banking of Lehman Brothers, and from 1959 to 1987 was Vice Chairman and a Director of L.F. Rothschild, Unterberg, Towbin Holdings Inc. and its predecessor companies. Mr. Towbin received his B.A. from Dartmouth College in 1957. Mr. Towbin's qualifications to serve on our Board include his extensive background in leadership and management, as well as his public company and financial experience.
Sanjiv Sobti, Ph.D., 53, has served on our Board since May 2014. Dr. Sobti has served at several preeminent Wall Street firms during a career spanning more than 25 years. Since 2007 Dr. Sobti has had an independent consulting business and has served as a senior advisor to Credit Suisse since 2008. In 2006 he co-founded FIRE Capital Fund Management Mauritius Private Limited, the manager for a private equity fund, and served as the Chairman of its Board of Directors until 2011. He continues to serve on the Board of Directors of several investee companies of FIRE Capital Fund. From 2001 through 2008, Dr. Sobti was a Senior Managing Director of Bear, Stearns & Co. Inc. where he was appointed to the President's Advisory Council and Fairness Opinion Committee. From 1999 to 2001, Dr. Sobti was a Managing Director at J.P. Morgan & Co. where he was recruited as head of Mergers and Acquisitions for Financial Institutions. Previously Dr. Sobti was with Lehman Brothers Inc. from 1989 to 1999 culminating in his serving as Managing Director and co-head of Mergers and Acquisitions for Financial Institutions. Earlier Dr. Sobti worked at Goldman, Sachs & Co. from 1986 through 1989. Dr. Sobti is co-Chair of the International Advisory Board of the University of Pennsylvania's Center for the Advanced Study of India. Dr. Sobti holds a B.A. from St. Stephen's College, University of Delhi, and an M.B.A. and Ph.D. in Finance from The

Wharton School, University of Pennsylvania. Dr. Sobti's qualifications to serve on our Board include over 25 years of experience in serving as a corporate finance and mergers specialist advising the financial services industry, expertise in valuation analyses and capital markets transactions, experience in analyzing and evaluating various financial services businesses, and knowledge of complex financial instruments including asset-backed securities and derivatives.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" THE ELECTION OF THE FOREGOING EIGHT NOMINEES
TO THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Role of Board of Directors
The Company's business and affairs are managed under the direction of the Board of Directors, which is the Company's ultimate decision-making body, except with respect to those matters reserved to the Company's stockholders. The Board of Directors' mission is to maximize long-term stockholder value. The Board of Directors establishes the Company's overall corporate policies, evaluates the Company's CEO and the senior leadership team and acts as an advisor and counselor to senior management. The Board of Directors also oversees the Company's business strategy and planning, as well as the performance of management in executing the Company's business strategy, assessing and managing risks and managing the Company's day-to-day operations.
Director Independence
Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with the Company. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with the Company or its independent registered public accounting firm. The Board of Directors also has adopted independence standards to assist it in making independence determinations. The Company's Director Independence Standards contain the formal director qualification and independence standards adopted by the Board of Directors, and are available as part of the Company's Corporate Governance Guidelines on the Company's website at http://ir.bankunited.com.
The Board of Directors determines annually whether a director is independent at the time the Board of Directors approves director nominations for inclusion in the Company's proxy statement and when a director joins the Board of Directors between annual meetings. Although the determination of whether a director is independent relies on the Board's subjective assessment of all of the relevant facts and circumstances, the Company's Director Independence Standards provide that a director will not qualify as independent if:

•
within the last three years, (i) the director has been an employee of the Company or an immediate family member of the director has been an executive officer of the Company; (ii) the director or an immediate family member of the director has received, during any twelve-month period, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service) and compensation received by a family member for service as a non-executive employee of the Company; (iii) the director or an immediate family member of the director was a partner or employee of the Company's independent registered public accounting firm and personally worked on the Company's audit within that time; and (iv) the director or an immediate family member of the director has been employed as an executive officer of a company in which a present executive officer of the Company at the same time served on the compensation committee of that company's board of directors;

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the director is a current partner or employee of the Company's independent registered public accounting firm or an immediate family member of the director is a current partner of such firm or a current employee of such firm who personally works on the Company's audit; or

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the director or an immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such company's consolidated gross revenue.

The Board undertook its annual review of director independence in April 2015. As a result of this review, the Board affirmatively determined that all of the directors and nominees are independent of the Company and its management under the corporate governance standards of the NYSE, with the exception of John A. Kanas, Rajinder P. Singh and Douglas J. Pauls. Messrs. Kanas and Singh are considered not independent because of their employment as senior executives of the Company. Mr. Pauls is considered not independent because of his previous employment as a senior executive of the Company within the last three years. In making the determination that Dr. Sobti is independent of the Company and its management, the Board of Directors considered that Dr. Sobti is a senior advisor to Credit Suisse, which is a full-service financial institution that, with its affiliates, had directly and indirectly engaged, and may in the future engage, in financial advisory, investment banking and commercial banking services for us and our affiliates, for which it received, or may receive, customary compensation, fees and expense reimbursement. The Board considered that Dr. Sobti is not an employee of Credit Suisse and also has had an independent consulting business since 2007.
Board of Directors Meetings and Attendance
The Board of Directors held 10 meetings during 2014 and acted by written consent six times. All of the directors with the exception of Ms. Blanca attended at least 75% of the total of all the meetings of the Board of Directors and Board committees on which they served during 2014. Ms. Blanca attended 72% of the total of all the meetings of the Board of Directors and Board committees on which she served during 2014.
Board Leadership Structure
The Board of Directors regularly reviews and assesses the effectiveness of the Company's leadership structure in the context of the Company's specific circumstances, culture, strategic objectives and challenges.
The Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman and CEO because it believes that it should maintain flexibility to select the Chairman and determine the Board leadership structure, from time to time, based on criteria that it deems to be in the best interests of the Company and its stockholders. Currently, the Board of Directors believes that having a combined Chairman and CEO, along with a Lead Independent Director and a substantial majority of independent directors, provides the most effective and appropriate leadership structure for the Company. In particular, the Board of Directors believes that combining the Chairman and CEO roles fosters unified leadership and direction for the Board of Directors and executive management and allows for alignment and clear accountability in the development and execution of the Company's strategic initiatives and business plans. Based on Mr. Kanas' extensive experience in the banking industry, including serving as our CEO since May 2009, and his familiarity with the Company's business and industry, the Board of Directors believes that Mr. Kanas is best suited to serve as our Chairman and CEO. Mr. Kanas' historical performance as our Chairman and CEO has demonstrated his ability to effectively lead the Company in pursuit of its strategic objectives.
Although the Board of Directors believes that, at this time, it is more effective to have one person serve as the Company's Chairman and CEO, the Board also believes that independent, objective oversight of management's performance is a critical aspect of effective Board leadership. Accordingly, the Board of Directors has appointed Mr. DeMark to serve as our Lead Independent Director. Mr. DeMark, who has served as Lead Independent Director since November 2012, provides an independent voice on important issues facing the Company and ensures that those issues are fully considered by the Board of Directors. In his role as Lead Independent Director, Mr. DeMark's duties include, but are not limited to, presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management and assisting the Board of Directors and executive management to ensure compliance with the Company's Corporate Governance Guidelines.
In addition, our Corporate Governance Guidelines provide for additional independent oversight of our operations, risks, business strategy and compensation practices. Consistent with our Corporate Governance Guidelines, the Board of Directors currently consists of a substantial majority of independent directors. Our Corporate Governance Guidelines also require that the non-management directors meet regularly in executive session without the presence of management, which provides an opportunity for the independent directors to freely express their views on important issues. In addition, the independent directors regularly evaluate Mr. Kanas' performance in his dual capacities of Chairman and CEO.

Through the Company's overall governance structure described above, the Board of Directors believes it has effectively balanced the need for strategic leadership by the Company's Chairman and CEO with the oversight and objectivity of the independent directors and has created an effective and appropriate leadership structure that is conducive to the risk oversight process. The Board of Directors recognizes that, depending on the circumstances, other leadership structures might be appropriate and in the best interests of the Company. Accordingly, the Board of Directors has the discretion to modify the Company's leadership structure if it believes doing so would be in the best interests of the Company.
Committees of the Board of Directors
The Board of Directors maintains three standing committees: the Audit and Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. A description of each Board committee is set forth below.
The Audit and Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under a written charter. Copies of the charters of the Audit and Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at http://ir.bankunited.com and may also be obtained upon request without charge by writing to the Corporate Secretary, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.
Audit and Risk Committee
The Audit and Risk Committee was formerly referred to as the "Audit Committee" until its name was changed and its risk oversight functions were expanded in February 2013. The Audit and Risk Committee held ten meetings during 2014. On a quarterly basis, or more frequently as needed, the Audit and Risk Committee meets privately in executive session with the Bank's Chief Risk Officer and additional members of management as it deems appropriate and with our independent registered public accounting firm. The Committee also meets periodically with the Bank's primary regulator.
The Audit and Risk Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Audit and Risk Committee assists our Board of Directors in its oversight of (i) the integrity of our financial statements and the financial reporting process, including the system of disclosure controls; (ii) our compliance with legal and regulatory requirements; (iii) the performance of our internal audit function and our independent registered public accounting firm, including its appointment, qualifications, compensation and independence; (iv) the effectiveness of our systems of internal controls and policies and procedures for risk assessment and risk management; and (v) the effectiveness our procedures for risk assessment and risk management of material credit, interest rate, liquidity, operational, legal and compliance, and other material risks, and the adequacy of capital available to absorb such risks.
In carrying out its oversight role, the Audit and Risk Committee, among other things: (i) reviews the audit plans and findings of our independent registered public accounting firm and our internal audit team, as well as the results of regulatory examinations, and tracks management's corrective action plans where necessary; (ii) reviews our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; (iii) reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and (iv) reviews our policies and practices with respect to the assessment and management of material categories of risk. In addition, the Audit and Risk Committee has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.
The current members of the Audit and Risk Committee are Messrs. DeMark (Chairman) and Towbin and Dr. Sobti, each of whom the Board of Directors has determined qualifies as an "independent" director as defined under the applicable rules and regulations of the SEC and the NYSE. All of the members of the Audit and Risk Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE rules. The Board also has determined that Mr. DeMark qualifies as an "audit committee financial expert" as defined by SEC rules. Mr. DeMark's relevant experience includes 40 years with KPMG LLP, including 30 years as a partner. Mr. Demark holds a B.B.A. degree from Hofstra University, is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of Certified Public Accountants.
Thomas M. O'Brien was a member of the Board of Directors and served as a member of the Audit and Risk Committee until April 2, 2014. On that date, he resigned effective immediately from the Board after agreeing to become the president and chief executive officer of Sun Bancorp, Inc. and Sun National Bank.
Ambassador Cobb served as member of the Audit and Risk Committee until May 14, 2014.
Compensation Committee
Since our inception, in accordance with the terms of its charter, our Compensation Committee has been responsible for such matters as the determination of discretionary bonus amounts, if any, to be paid to our named executive officers and the implementation of the BankUnited, Inc. 2009 Stock Option Plan, the 2010 Omnibus Equity Incentive Plan and the 2014 Omnibus Equity Incentive Plan, including the determination of grant amounts, vesting terms and exercise prices, as well as approval of the Employment Agreements (as defined in "Compensation Discussion and Analysis") and the BankUnited, Inc. Annual Incentive Plan (the "Annual Incentive Plan"). In addition, the Compensation Committee was responsible for vetting and approving our 401(k) plan and Nonqualified Deferred Compensation Plan. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.
The Compensation Committee held seven meetings and acted by written consent once during 2014. The Compensation Committee is currently comprised of Messrs. Dowling (Chairman) and DeMark, Ms. Blanca and Ambassador Cobb, each of whom qualifies as "independent" under the applicable rules and regulations of the SEC and the NYSE.
Mr. O'Brien served as a member of the Compensation Committee until April 2, 2014, when he resigned effective immediately from the Board after agreeing to become the president and chief executive officer of Sun Bancorp, Inc. and Sun National Bank.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters.
The Nominating and Corporate Governance Committee, in consultation with our CEO, also reviews the Company's management succession plans to ensure that an effective succession process is in place and to discuss potential internal successors for both emergency and long-term executive succession. The succession planning activities of the Nominating and Corporate Governance Committee are discussed with the full Board of Directors.
The Nominating and Corporate Governance Committee held four meetings and acted by written consent once during 2014. The Nominating and Corporate Governance Committee is currently comprised of Ambassador

Cobb (Chairman), Ms. Blanca and Messrs. Dowling and Towbin, each of whom qualifies as an "independent" director as defined under the applicable rules of the NYSE.
Mr. DeMark served as a member of the Nominating and Corporate Governance Committee until May 14, 2014.
Risk Management and Oversight
Our Board of Directors oversees our risk management process, including the company-wide approach to risk management, carried out by our management. Our full Board of Directors determines the appropriate levels of risk for the Company generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks. While our full Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas.
In particular, the Audit and Risk Committee plays a key role in the Board of Directors' exercise of its risk oversight function. The Audit and Risk Committee is primarily responsible for overseeing matters involving the Company's financial and operational risks and the guidelines, policies and processes for managing such risks, including internal controls. The Audit and Risk Committee conducts its risk oversight in a variety of ways, including reviewing management's assessment of the Company's internal control over financial reporting, reviewing the results of regulatory examinations and receiving quarterly reports on legal and regulatory matters. Additionally, the Company's independent registered public accounting firm regularly discusses risks and related mitigation measures that may arise during its regular reviews of the Company's financial statements with the Audit and Risk Committee. To ensure candid and complete reporting, the Audit and Risk Committee regularly meets in separate executive sessions with management, the head of the Company's internal audit department and the Company's independent registered public accounting firm.
Additionally, the Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as the incentives created by the compensation awards it administers, and the Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to our Board's instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.
Corporate Governance Guidelines, Code of Conduct and Code of Ethics
Our Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which our Board, assisted by Board committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, compensation of directors, management succession and review, Board committees and selection of new directors.
We also have a Code of Conduct, which is applicable to all directors, officers, employees, agents (including consultants and contractors) and temporary personnel of the Company. We have a separate Code of Ethics for Principal Executive and Senior Financial Officers, which contains provisions specifically applicable to our principal executive officer, principal financial officer, principal accounting officer and controller (or persons performing similar functions).
The Corporate Governance Guidelines, the Code of Conduct and the Code of Ethics for Principal Executive and Senior Financial Officers are available on our website at http://ir.bankunited.com. We expect that any amendments to these codes, or any waivers of their requirements, will be disclosed on our website.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain independent, qualified candidates to serve on the Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties, as well as the skill level we require of members of our Board of Directors.
The following table shows compensation paid, earned or awarded to each of the non-employee members of our Board for 2014.
Director Compensation for 2014

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Total ($)
Tere Blanca	100,000	34,040	134,040
Ambassador Sue M. Cobb	118,750	34,040	152,790
Eugene F. DeMark	225,000	102,120	327,120
Michael J. Dowling	100,000	34,040	134,040
Douglas J. Pauls	62,903	31,870	94,773
Thomas M. O'Brien	50,000	—	50,000
Sanjiv Sobti, Ph.D.	94,355	31,870	126,225
A. Robert Towbin	109,167	34,040	143,207

(1)
Mr. O'Brien served as a member of our Board until April 2, 2014. Mr. Towbin was named to our Board on April 8, 2014. Mr. Pauls and Dr. Sobti were elected to our Board on May 14, 2014. Includes the pro rata portion of the annual retainer fees (of $100,000) for the period of time Messrs. O'Brien, Towbin and Pauls and Dr. Sobti served on our Board in 2014.

(2)
Mr. O'Brien served as a member of our Audit and Risk Committee until April 2, 2014. Mr. Towbin was appointed to the Audit and Risk Committee on April 8, 2014. Ambassador Cobb stepped down from and Dr. Sobti was named to our Audit and Risk Committee on May 14, 2014. Includes the pro rata portion of the annual retainer fee (of $50,000) for service as a member of the Audit and Risk Committee for the period of time Messrs. O'Brien, Towbin, Dr. Sobti and Ambassador Cobb served on our Audit and Risk Committee in 2014.

(3)
Includes the value of restricted common stock awards granted to Messrs. DeMark, Dowling, Pauls and Towbin, Dr. Sobti, Ms. Blanca and Ambassador Cobb, as described under "—Stock-Based Compensation" below and determined in accordance with FASB ASC Topic 718. The grant date fair value is based on the closing price of our stock on the NYSE on the grant date. The closing stock price on April 8, 2014 was $34.04 per share. The closing stock price on May 14, 2014 was $31.87 a share. For complete valuation assumptions of the awards, see "Note 15, Equity Based Compensation" to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015.

Equity-Based Compensation
On April 8, 2014, our Board of Directors approved a grant of 1,000 shares of restricted common stock for each of Messrs. DeMark, Dowling and Towbin and Ambassador Cobb and Ms. Blanca, as well as an additional grant of 2,000 shares of restricted common stock for Mr. DeMark as the Lead Independent Director. Each director's restricted common stock grants vests in three substantially equal annual installments commencing on the first anniversary of the date of grant, except for accelerated vesting in the event of a director's death or disability and in certain circumstances relating to a change in control of the Company.
On May 14, 2014, our Board of Directors approved a grant of 1,000 shares of restricted common stock for each of Mr. Pauls and Dr. Sobti. Each of their restricted stock grants vests in three substantially equal annual installments commencing on the first anniversary of the date of grant, except for accelerated vesting in the event of a director's death or disability and in certain circumstances relating to a change in control of the Company.
The following table sets forth the unvested shares of restricted stock held by our non-management directors at December 31, 2014:

Name	Unvested Restricted Shares (#)
Tere Blanca	1,000
Eugene F. DeMark	5,333
Michael J. Dowling	1,666
Douglas J. Pauls	1,000
Dr. Sanjiv Sobti	1,000
A. Robert Towbin	1,000
The following table sets forth the compensation for future services expected to be paid annually to our non-employee directors for their service on our Board. The amounts set forth below are annual amounts based on current agreements but are paid on a monthly basis.

Name	Retainer Fees
Tere Blanca	$100,000
Eugene F. DeMark	$225,000
Michael J. Dowling	$100,000
Douglas J. Pauls	$100,000
Dr. Sanjiv Sobti	$150,000
A. Robert Towbin	$150,000
Each non-employee director receives an annual retainer fee of $100,000 for his or her service on our Board and the Compensation Committee and/or Nominating and Corporate Governance Committee. Each member of the Audit and Risk Committee receives an additional $50,000, and Mr. DeMark receives an additional $75,000 for his role as Audit and Risk Committee Chairman. Directors who are also our employees have not received and will not receive any compensation from us for service on our Board or Board committees.
Director Expenses
The Company also reimburses expenses incurred by directors to attend Board and committee meetings, educational seminars and other expenses directly related to the Company's business.
Director Nominating Process and Diversity
The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.
The Nominating and Corporate Governance Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of nomination for Board membership. The Nominating and Corporate Governance Committee has not identified any specific minimum qualifications that must be met for a person to be considered as a candidate for director. However, Board candidates are selected based on various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although the Board of Directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company's annual meetings of stockholders.
Candidates Nominated by Stockholders
The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. Our Corporate Governance Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company's Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2016 annual meeting may do so by delivering written notice, no earlier than January 14, 2016 and no later than February 13, 2016, of such nominees' names to BankUnited, Inc., 14817 Oak Lane Miami Lakes, FL 33016, Attention: Corporate Secretary. Any stockholder of record or beneficial owner of common stock on whose behalf a nomination is being proposed must (i) be a stockholder of record or beneficial owner on the date of the giving of such notice, on the record date for the determination of stockholders entitled to notice of and to vote at the 2016 annual meeting of stockholders and at the time of the 2016 annual meeting of stockholders and (ii) comply with the applicable notice procedures set forth in the Company's Amended and Restated By-Laws.
The Company's Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company's Corporate Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the "Nominating Person"). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the common stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the common stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company's Amended and Restated By-Laws, (iv) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business and (v) a description of all arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2016 annual meeting to nominate the person named in the notice.
The Company's Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, business and residential address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person, (iii) a resume or other written statement of the qualifications of the candidate and (iv) all other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.
For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company's Amended and Restated By-Laws.

No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.
Communications with the Board of Directors
Any interested parties desiring to communicate with the Board of Directors or any of the independent directors regarding the Company may directly contact such directors by delivering such correspondence to such directors (or the entire Board) in care of the Company's Corporate Secretary at BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.
The Audit and Risk Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit and Risk Committee may do so by writing in care of the Chairman, Audit and Risk Committee, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.
Executive Sessions
The rules of the NYSE require the non-management directors of the Company to regularly meet in executive session without management. In 2014, non-management directors of the Company met in executive session four times. The Company's Corporate Governance Guidelines state that a non-management independent director shall be chosen to preside at each executive session. Mr. DeMark currently serves as the Presiding Director. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, including the Presiding Director, see "Communications with the Board of Directors" above.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management's consent to retain outside advisors.
Attendance at Annual Meeting
As stated in our Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the current directors attended the 2014 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
During 2014, our Compensation Committee consisted of Messrs. Dowling (Chairman) and DeMark, Ambassador Cobb and Ms. Blanca. Mr. O'Brien served as a member of the Committee until April 2, 2014. None of them had at any time in the last fiscal year been one of our officers or employees, and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K.
None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires BankUnited, Inc.'s directors and executive officers and persons who own more than 10% of the issued and outstanding shares of the Company's common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based solely on a review of such reports and written representations from the directors and executive officers, the Company believes that all reports that were required to be filed under Section 16(a) during 2014 were timely filed, except, a Form 4 reporting one transaction was filed late on behalf of Mr. Towbin.
Executive Officers
Set forth below is information, as of the date of the Annual Meeting, concerning the Company's executive officers and Messrs. Starr, Bagnoli, Cornish and Roberto, executive officers of the Bank.

Name	Age	Position
John A. Kanas	68	Chairman, President and CEO
Rajinder P. Singh	44	Chief Operating Officer
Leslie N. Lunak	56	Chief Financial Officer
Jeffrey Starr	54	General Counsel of BankUnited, N.A.
Mark P. Bagnoli	62	Chief Risk Officer of BankUnited, N.A.
Thomas M. Cornish	56	President, Florida Bank of BankUnited, N.A.
Joseph Roberto	56	President, New York Banking Operations of BankUnited, N.A.
John A. Kanas. For biographical information regarding Mr. Kanas, see page 8.
Rajinder P. Singh. For biographical information regarding Mr. Singh, see page 8.
Leslie N. Lunak, 56, has been our Chief Financial Officer since March 2013. Ms. Lunak served as the Bank's Executive Vice President and Chief Accounting Officer from June 2012 through March 2013 and as Senior Vice President, Finance from October 2010 through June 2012. From August 2004 through October 2010, Ms. Lunak was an Audit Director at the public accounting firm McGladrey & Pullen, LLP. Her responsibilities included overseeing audit engagements and the performance of financial and accounting consulting services for clients primarily engaged in the financial services industry, serving as a designated national financial services industry specialist and serving as a subject matter expert in a variety of technical accounting areas, including derivatives, equity instruments, fair value accounting and acquisition accounting. She was also responsible for the development and presentation of a wide variety of continuing education courses for both internal and external audiences. From 2001 through August 2004, Ms. Lunak was a senior audit manager with the certified public accounting firm Adair, Fuller, Witcher and Malcom, with oversight responsibility for all of the firm's audit engagements. From June 1985 through 2001, Ms. Lunak was an independent consultant, providing finance and accounting related services to clients consisting primarily of community banks and thrifts and the U.S. Drug Enforcement Administration. From 1979 through June 1985, Ms. Lunak was with the public accounting firm Deloitte, where she was an audit manager serving primarily clients in the banking industry and was designated a national banking industry specialist. Ms. Lunak is a Florida CPA and received a B.S. in Accounting from Oklahoma State University.
Jeffrey Starr, 54, has been the Bank's General Counsel since August 2009. In his role as General Counsel, Mr. Starr is responsible for overseeing the Bank's Legal, Compliance, Corporate Fraud and Community Development and Outreach departments. Mr. Starr has more than 20 years of experience representing financial institutions, and in 2011 was named as a General Counsel Leading Lawyer by the South Florida Business Journal. Prior to joining BankUnited, from 2006 through 2009, Mr. Starr served as Managing Vice President and Chief Counsel for Capital One, N.A. Mr. Starr joined Capital One when it acquired North Fork Bank, where he had served as Senior Vice President and General Counsel since 1997. Earlier in his career, Mr. Starr was associated with the law firms of Wickham, Wickham & Bressler, Lord Day & Lord, Barrett Smith and Finley, Kumble, Wagner, Underberg, Manley, Myerson & Casey where he represented a multitude of clients including several in the financial services industry. Mr. Starr received his J.D. from The Jacob D. Fuchsberg Law Center at Touro College and his B.A. in political science from Muhlenberg College.
Mark Bagnoli, 62, has been the Bank's Chief Risk Officer since December 2013. Mr. Bagnoli is an internal audit and risk management professional with more than 25 years of experience in large to mid-size financial services companies, and he most recently served as the Bank's Executive Vice President and Chief Auditor from December 2009 through December 2013. Prior to joining BankUnited, Mr. Bagnoli served as an independent consultant from 2008 through 2009 and as Executive Vice President and Chief Risk Officer of the Federal Home Loan Bank in Chicago from 2005 through 2008. Prior to that position, he was with JPMorgan Chase/Bank One for more than 20 years where he rose through the ranks to Senior Vice President, Corporate Audit. Mr. Bagnoli has an M.B.A. from Northwestern University's Kellogg Graduate School of Management and received a B.S. in accounting from Seton Hall University.
Thomas Cornish, 56, has been the President, Florida Bank of BankUnited, N.A. since March 2014. In his role as President, Florida Bank, Mr. Cornish is responsible for retail and commercial banking services in the state. From 2004 to March 2014, Mr. Cornish served as President and CEO of Marsh & McLennan Agency, Florida Region. Prior to that, he held several senior leadership positions with SunTrust Bank from 1983 through 2003. While with Marsh & McLennan Agency, Mr. Cornish was recognized with honors as "Miami's CEO of the Year" by the South Florida Business Journal and the "Ultimate CEO" by Business Leader Magazine. Mr. Cornish was also elected to the Florida International University School of Business Hall of Fame in 2013. Mr. Cornish is past chairman and a current member of the Beacon Council advisory board, a public-private organization and official economic partner of Miami-Dade County. Mr. Cornish currently serves as chairman of the board for the Florida International University Foundation. He is the immediate past chairman of Miami Children's Hospital Foundation and currently serves on the board. Mr. Cornish is also a board member of Camillus House and the Chapman Partnership as well as a member of the Orange Bowl Committee. Mr. Cornish earned his B.A. degree from Florida International University.
Joseph Roberto, 56, has been the President of New York Banking Operations of BankUnited, N.A. since March 2013. Mr. Roberto is responsible for managing the banking center locations, commercial private banking and deposit operations for the newly launched New York bank. From 2007 to 2013, Mr. Roberto was senior vice president responsible for Capital One's commercial real estate deposit portfolio, managing seven teams in the North East, Mid-Atlantic and South Central markets. Prior to joining Capital One, Mr. Roberto held leadership positions at North Fork Bank from 1998 up until its merger with Capital One. Mr. Roberto is a founding board member of the Melville/East Farmingdale Chamber of Commerce and has chaired or served on committees for AHRC-Suffolk County, Southampton Youth Services, Brookhaven Memorial Hospital, Great South Bay YMCA, Special Olympics, United Cerebral Palsy, American Cancer Society and the American Heart Association. He was awarded the Distinguished Citizen Award by the 23rd Street Association in 2007 for outstanding community service. Mr. Roberto currently serves as a community board member at North Shore LIJ-South Side Hospital in Bay Shore. He received a B.S. in business management from Long Island University - C.W. Post Campus.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
The Audit and Risk Committee has appointed KPMG LLP to serve as BankUnited, Inc.'s independent registered public accounting firm for its fiscal year ending December 31, 2015. The Audit and Risk Committee and the Board of Directors seek to have the stockholders ratify the Audit and Risk Committee's appointment of KPMG LLP, which has served as BankUnited, Inc.'s independent registered public accounting firm or independent auditor since 2009. Although BankUnited, Inc. is not required to seek stockholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. If the appointment of KPMG LLP is not ratified by the stockholders, the Audit and Risk Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG LLP.
Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.
Report of the Audit and Risk Committee
The Audit and Risk Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The Audit and Risk Committee consists of directors who have been determined by the Board of Directors to be independent of the Company as prescribed by the NYSE and the SEC. The Company's management has the primary responsibility for the financial statements and for the reporting process, including the establishment and maintenance of the system of internal control over financial reporting. KPMG LLP, the Company's independent registered public accounting firm, is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and auditing the Company's internal control over financial reporting and expressing an opinion on the effectiveness thereof. In this context, the Audit and Risk Committee has reviewed the audited financial statements and met and held discussions with management and KPMG LLP regarding the fair and complete presentation of those financial statements and the assessment of the Company's internal control over financial reporting.
The Audit and Risk Committee has discussed with KPMG LLP matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the "PCAOB") and has reviewed and discussed KPMG LLP's independence from the Company and its management. As part of that review, the Audit and Risk Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP's communications with the Audit and Risk Committee concerning independence. The Audit and Risk Committee also has considered whether KPMG LLP's provision of non-audit services to the Company is compatible with the auditor's independence. The Audit and Risk Committee has concluded that KPMG LLP is independent from the Company and its management.
The Audit and Risk Committee meets with the Chief Financial Officer and representatives of KPMG LLP, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Audit and Risk Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

The Audit and Risk Committee
Eugene DeMark (Chairman)
Sanjiv Sobti, Ph.D.
A. Robert Towbin
Auditor Fees and Services
The following table presents fees for professional services provided by KPMG LLP in each of the last two fiscal years in each of the following categories, including related expenses:

	2014	2013
Audit Fees	$1,907,500	$2,170,500
Audit-Related Fees	282,500	274,500
Tax Fees	—	—
All Other Fees	—	99,355
Total Fees	$2,190,000	$2,544,355
Audit Fees: Includes the aggregate fees billed by KPMG LLP for professional services and expenses rendered for the audit of the Company's consolidated financial statements, reviews of consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q and the audit of the Company's internal control over financial reporting. Also includes the aggregate fees billed for professional services performed in connection with the Company's filing of certain registration statements and the related issuance of consents and comfort letters.
Audit-Related Fees: Includes the aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit of the Company's consolidated financial statements and are not reported under "Audit Fees." These services primarily relate to attestation services performed to report on the Company's compliance with certain contractual provisions of the Purchase and Assumption Agreement between the Company and the FDIC, compliance with certain requirements applicable to the U.S. Department of Housing and Urban Development and the audit of the BankUnited 401(k) Plan.
All Other Fees: Includes the aggregate fees billed by KPMG LLP for risk management and regulatory advisory services provided to the Company.

Policy on Audit and Risk Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
THE AUDIT AND RISK COMMITTEE HAS ADOPTED A POLICY THAT REQUIRES ADVANCE APPROVAL OF ALL AUDIT, AUDIT RELATED TAX SERVICES AND OTHER SERVICES PERFORMED BY THE INDEPENDENT AUDITOR. THE POLICY PROVIDES FOR PRE-APPROVAL BY THE AUDIT AND RISK COMMITTEE OF SPECIFICALLY DEFINED AUDIT AND NON-AUDIT SERVICES. UNLESS THE SPECIFIC SERVICE HAS BEEN PREVIOUSLY PRE-APPROVED WITH RESPECT TO THAT YEAR, THE AUDIT AND RISK COMMITTEE MUST APPROVE THE PERMITTED SERVICE BEFORE THE INDEPENDENT AUDITOR IS ENGAGED. THE AUDIT AND RISK COMMITTEE PRE-APPROVED ALL OF THE AUDIT SERVICES PROVIDED TO THE COMPANY BY KPMG LLP IN FISCAL YEAR 2014.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")
As required by Section 14A of the Securities Exchange Act, the Board of Directors is providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is referred to as a "Say-on-Pay" vote.
As described in more detail under the heading "Compensation Discussion and Analysis," we believe that the compensation program for our named executive officers is designed to enhance stockholder value by (i) closely aligning compensation with our performance on both a short-term and long-term basis; (ii) linking compensation to specific, measurable results; and (iii) attracting and retaining key executive talent in the banking industry. More specifically, we believe that each of the compensation programs that we have developed and implemented satisfies one or more of the following specific objectives:

•	motivate and focus our executive officers through incentive compensation programs directly tied to our financial performance;

•	support a one-company culture and encourage synergies between all business units by aligning rewards with long-term overall Company performance and stockholder value;

•	provide a significant percentage of total compensation through variable pay based on pre-established goals and objectives;

•	enhance our ability to attract and retain skilled and experienced executive officers;

•	align the interests of our executive officers with the interests of our stockholders so that they manage from the perspective of owners with an equity stake in the Company; and

•	provide rewards commensurate with performance and with competitive market practices.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers generally, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Because the vote is advisory, it will not be binding upon the Board of Directors and we will not be required to take any action as a result of the outcome of the vote. However, our Board of Directors values the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, our Board of Directors will consider the stockholders' concerns and evaluate whether any actions are necessary to address those concerns.
For the reasons set forth above, and the others described elsewhere in this Proxy Statement, the Board of Directors recommends approval of the following non-binding resolution:
"RESOLVED, that the stockholders hereby APPROVE, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this Proxy Statement."
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ON AN ADVIOSRY, NON-BINDING BASIS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of the executive officers who appear in the "—Summary Compensation Table for 2014" below (referred to collectively throughout this section as our "named executive officers"). Our named executive officers for the fiscal year ended December 31, 2014, were:

Named Executive Officer	Title
John A. Kanas	Chairman, President and Chief Executive Officer
Rajinder P. Singh	Chief Operating Officer
Leslie N. Lunak	Chief Financial Officer
Mark P. Bagnoli	Chief Risk Officer, BankUnited, N.A.
Jeffrey Starr	General Counsel, BankUnited, N.A.
Executive Summary
We executed on our key strategic objectives and performed in the top quartile compared to our industry peers (as defined below) in the following metrics:

•
Strong loan growth. New loans and leases grew by $4.1 billion, or 53%, excluding the impact of the sale of $303 million of indirect auto loans in the second quarter. New loan growth was concentrated in the commercial portfolio, in line with our core business strategy. In comparison, within our peer group, the 75th percentile grew their loan and lease portfolio by at least 21% during the 2014 calendar year.

•
Deposit growth. Total deposits grew by $3.0 billion, or 28%, to $13.5 billion at December 31, 2014, including $1.6 billion in New York. In comparison, within our peer group, the 75th percentile grew their deposit portfolio by at least 17% during the 2014 calendar year.

•
Strong asset quality. The ratio of non-covered non-performing assets to total assets remained low at 0.17% at December 31, 2014. In comparison, within our peer group, the non-performing assets ratio for the 75th percentile was at or less than 0.63% at December 31, 2014.

As described in more detail in the Company's Annual Report on Form 10-K, for the year ended December 31, 2014, filed with the SEC on February 26, 2015, the Company saw strong performance in 2014, including:

•	Net income of $204.2 million or $1.95 per diluted share

•	Return on average stockholders' equity of 10.1%

•	Return on average assets of 1.2%

•	Tier 1 Leverage of 10.7% at December 31, 2014
Philosophy and Objectives of Our Executive Compensation Program
Our executive compensation philosophy is focused on pay-for-performance. Accordingly, our executive compensation program is designed to achieve the following objectives:

•
Align the interests of our executives with those of our stockholders. We link a meaningful portion of compensation to the achievement of our long-term goals by rewarding executives if and when stockholder value increases. To that end, a significant portion of the compensation awarded to our executives is in the form of equity-based compensation.

•	Retain management. Compensation for executives is designed such that we retain them by providing time-based vesting for certain long-term equity compensation.

•	Emphasis on risk management. The executives are dedicated to building a safe and sound institution and have performance goals to appropriately incentivize managing risk while growing profitably.

•
Motivate through ownership. We believe that the best way to inspire leadership and performance is by distributing ownership in the form of equity-based compensation throughout our ranks and requiring executives to retain meaningful exposure to our Company's stock through share ownership requirements. For instance, we believe that our CEO and COO are aligned with our shareholders due to their significant ownership position of our stock, which exceeds what we have required them to hold.

Compensation Best Practices
The Company employs a number of practices that reflect our executive compensation program's philosophy and objectives:

What we do	What we don't do
Performance factors determine incentive pay	No gross-ups to cover income or excise taxes
Responsibly manage use of equity compensation	No re-pricing or backdating of options
Share ownership requirements for senior executives	No excessive perquisites for executives
Multi-year vesting periods on equity awards	No hedging by executives
Maintain recommended burn-rate	No excessive severance payments
Engage with shareholders on compensation and governance matters
Role of Compensation Committee in Setting Named Executive Officer Compensation
Since our inception, our Compensation Committee has been responsible for such matters as the determination of performance-based and discretionary bonus amounts, if any, to be paid to our named executive officers, the implementation of the BankUnited, Inc. 2009 Stock Option Plan, 2010 Omnibus Equity Incentive Plan, and the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan (the "2014 Omnibus Plan"), including the determination of grant amounts, vesting terms and exercise prices of awards under such plans, as well as the approval of employment agreements with the named executive officers and the BankUnited, Inc. Annual Incentive Plan. In addition, our Compensation Committee was responsible for vetting and approving our 401(k) plan and Nonqualified Deferred Compensation Plan.
2014 Omnibus Equity Incentive Plan
On April 8, 2014, the Board approved the 2014 Omnibus Plan. At the Company's last annual meeting on May 14, 2014, the Company's stockholders approved the 2014 Omnibus Plan. The 2014 Omnibus Plan and the equity grants thereunder serve as key elements of our compensation program, providing additional long-term incentives to selected management, employees, directors, independent contractors and consultants of the Company or its affiliates in order to retain persons whose efforts facilitate the long-term growth and profitability of the Company. Since receiving stockholder approval of the 2014 Omnibus Plan we have continued to carefully and responsibly manage our equity compensation. As of December 31, 2014, the Company has granted no awards under the 2014 Omnibus Plan, and consistent with our compensation philosophy, the 2014 Omnibus Plan specifically prohibits re-pricing stock options unless the Board obtains the approval of the Company's stockholders.

Role of Compensation Consultant
In January 2014, the Company engaged Towers Watson, a compensation consulting firm, to provide advice with respect to the 2014 Omnibus Plan. As mentioned immediately above, the 2014 Omnibus Plan was subsequently approved by the Company's stockholders. Towers Watson did not provide any additional service with respect to setting compensation practices for us during 2014.
Say on Pay
We value the opinions of our stockholders. At the 2012 annual meeting of stockholders, approximately 99% of the votes cast on the stockholder advisory vote proposal on the compensation of our named executive officers ("Say on Pay") were cast in favor of our executive compensation program. The Compensation Committee reviewed the results of the Say on Pay vote in 2012 and did not make changes to our executive compensation program based on the outcome of the vote and decided to retain the same general approach to our program. However, certain changes to our executive compensation program were made in 2012 in an effort to improve our compensation practices generally and to further align our compensation practices with the interests of our stockholders and otherwise in the interests of retaining key executives, such as entering into the Employment Agreements with Messrs. Kanas and Singh, which eliminated possible discretionary cash bonuses and certain time-based equity incentive awards in favor of performance-based cash and equity incentives for each of Messrs. Kanas and Singh. The Employment Agreements also sunset the tax gross-up provisions which were established in their original agreements and have now expired.
Compensation of our Named Executive Officers
Of our named executive officers, Messrs. Kanas and Singh have a compensation structure that is different from the other named executive officers. This is primarily because they are the original founders of the Company and have been instrumental in formulating and executing our strategy since inception. Their employment with the Company is critical to our continued success. Messrs. Kanas and Singh entered into employment agreements with us initially in July 2009. In August 2012, these employment agreements were amended and restated, and are currently in effect. At that time, these employment agreements were negotiated with and approved by our four largest shareholders, who owned approximately 55% of our stock.
The other named executive officers do not have employment agreements with us and are managers of main functional areas of the Company, namely finance, enterprise risk management and legal. As such, their compensation is discretionary and designed to balance risk and financial results in a manner that discourages them to expose the Company to imprudent risks.
Compensation of Messrs. Kanas and Singh
On August 29, 2012, in order to secure the continued services of these two key members of our founding management team, the Compensation Committee approved amended and restated employment agreements (the "Employment Agreements") between each of Messrs. Kanas and Singh and the Company and between Messrs. Kanas and Singh and the Bank, which amended and restated agreements were based on the agreements between each executive and the Company and the Bank entered into in July 2009. The Employment Agreements set forth the compensatory terms applicable to each of Messrs. Kanas and Singh and the term of employment under each of the Employment Agreements is for three years from July 1, 2012. Two agreements (one with the Company and one with the Bank) were implemented for each of Messrs. Kanas and Singh at the direction of our primary banking regulator. All compensation figures shown below will be a consolidated value from both the employment agreement with the Company and with the Bank.

The following table lists and describes the purpose of the key elements of Messrs. Kanas' and Singh's compensation, as provided under the terms of their Employment Agreements:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To compensate for services rendered during the fiscal year
Annual cash bonus	Performance-based cash payment based on financial and operational/strategic metrics	To motivate executive officers to achieve the Company's annual strategic and financial goals
Long-term equity-based compensation	Performance-based share awards with multi-year vesting periods; awards are based on financial and operational/strategic metrics	To align long-term interests of executives and stockholders and provide appropriate balance of at-risk compensation
Retention cash bonus	Cash payment based on past, present and expected future contributions of the executives to the overall success, safety and soundness of the organization	To attract and retain officer talent
Base Salary
On August 29, 2012, Mr. Kanas' base salary was reduced from $2,250,000 to $0, and he does not receive an annual base salary from the Company or the Bank. In negotiations with the Compensation Committee, it was determined that the committee wanted Mr. Kanas' compensation to be tied more significantly to performance. As such, Mr. Kanas agreed to a reduction of his base salary to $0. Mr. Singh receives an annual base salary of $500,000 ($125,000 from the Company and $375,000 from the Bank). Although Mr. Singh is eligible to receive an increase in his base salary, he did not receive a base salary increase in 2013, 2014 or 2015.
Annual Performance Criteria for 2014 Annual Cash Bonus and Long-Term Equity-Based Compensation
The Compensation Committee recognizes that the Company has experienced significant transformation since inception under the leadership of Messrs. Kanas and Singh, and as such, has set annual performance criteria that would demonstrate their continued commitment to strong and prudent franchise growth. Because employment agreements have historically been entered into during the middle of the fiscal year, the annual performance period has also been set historically from July 1 of the preceding year to June 30 of the year being measured. The end date of each twelve-month measurement period corresponds with the anniversary of the effective date of the Employment Agreements.
For additional information regarding certain provisions of Messrs. Kanas' and Singh's employment agreements, see "—Potential Payments Upon Termination or Change in Control."

The performance criteria for the period of July 1, 2013, through June 30, 2014, included the following four metrics: top quartile net interest margin as compared to industry peers, maintaining a non-performing assets ratio of less than 1% (excluding covered assets), year-over-year deposit growth of 20% and successfully launching into the New York market (demonstrated by a new loan portfolio of at least $1 billion and a new deposit portfolio of $1 billion). Messrs. Kanas and Singh's performance-based payout was calculated as follows for both their annual bonus and for the long-term equity-based compensation:

Number of	Total Value of Annual Bonus
Performance Metrics Met	Mr. Kanas	Mr. Singh
0-1	$0	$0
2	$1,190,000	$250,000
3 (Target)	$1,530,000	$375,000
4 (Maximum)	$1,870,000	$500,000

Number of	Total Value of Long-Term Equity-Based Compensation
Performance Metrics Met	Mr. Kanas	Mr. Singh
0-1	$0	$0
2	$340,000	$250,000
3 (Target)	$680,000	$375,000
4 (Maximum)	$1,020,000	$500,000
For the performance period of July 1, 2013, to June 30, 2014, the Compensation Committee determined that the Company met all four performance criteria and Messrs. Kanas and Singh were paid out the maximum amount for both their annual cash bonus and long-term equity-based compensation.
The Compensation Committee has the right to change the performance criteria used to determine annual bonuses and long-term equity based compensation each year. For the period of July 1, 2014, to June 30, 2015, the Compensation Committee set the performance criteria of top quartile results as compared to industry peers in the following four metrics: year-over-year deposit growth, year-over-year loan growth, non-performing assets ratio (excluding covered assets) and reserve coverage ratio (excluding covered assets). The payout schedule remains the same as the prior year.
The Compensation Committee believes that the performance metrics for the period from July 1, 2013, through June 30, 2014 and for the period from July 1, 2014, through June 30, 2015 appropriately align Messrs. Kanas and Singh with the overall long-term objectives of the Company and with the interests of stockholders.
An overriding feature to this performance-based compensation is that, in the event BankUnited fails to be well-capitalized in any year, as defined by the applicable federal banking regulator for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act, no annual bonus or long-term equity-based compensation will be payable to Messrs. Kanas and Singh, regardless of the Company having met the established performance criteria.
Annual Cash Bonus
The Employment Agreements provide that Messrs. Kanas and Singh are eligible to receive an annual cash bonus based on the achievement of certain annual performance criteria determined by the Compensation Committee. The annual cash bonus is designed to reward Messrs. Kanas and Singh for the achievement of the Company's short-term financial and strategic goals while taking into account the risk profile of the Company. The target bonus opportunities set forth in the Employment Agreements are $1,530,000 for Mr. Kanas and 75% of annual base salary (combined Company and Bank salary), or $375,000, for Mr. Singh.

As discussed above under the heading "—Annual Performance Criteria for 2014 Annual Cash Bonus and Long-Term Equity-Based Compensation," the Compensation Committee evaluated Company performance against applicable performance metrics for the period from July 1, 2013, through June 30, 2014, and determined that target performance metrics had been exceeded. Accordingly, in August 2014, the Compensation Committee approved annual cash bonuses in the amount of $1,870,000 to Mr. Kanas and $500,000 to Mr. Singh. These amounts were paid in lump sum.
All performance-based annual cash bonuses are granted pursuant to our Annual Incentive Plan and are determined by the Compensation Committee. The Annual Incentive Plan was last approved by our stockholders at our 2013 annual meeting.
Long-Term Equity-Based Compensation
The Employment Agreements provide that Messrs. Kanas and Singh are eligible to receive an award of performance shares based on the achievement of certain annual performance criteria determined by the Compensation Committee. The grant date value of performance shares awarded in respect of any performance period is determined by the Compensation Committee and such performance shares are awarded only if the specified performance measurements are met for the applicable performance period. The target award opportunities set forth in the Employment Agreements, are $680,000 for Mr. Kanas and $375,000 for Mr. Singh. We believe that performance-based share awards effectively and efficiently balance performance and retention objectives.
Performance-based share awards are granted pursuant to our 2010 and 2014 Omnibus Equity Plans (to date, all awards have been issued under the 2010 Omnibus Equity Plan). Pursuant to the terms of the BankUnited, Inc. 2010 and 2014 Omnibus Equity Plan award agreements, participants shall be the record owners of earned performance-based shares and are generally entitled to all rights of common shareholders of the Company, including the right to receive dividends.   Dividends paid on unvested performance-based shares are treated as compensation.
As discussed above under the heading "—Annual Performance Criteria for 2014 Annual Cash Bonus and Long-Term Equity-Based Compensation," the Compensation Committee evaluated Company performance against applicable performance metrics for the period from July 1, 2013, through June 30, 2014, and determined that target performance metrics had been exceeded. Accordingly, in August 2014, the Compensation Committee approved performance shares with a grant date value of $1,020,000 to Mr. Kanas and $500,003 to Mr. Singh. The performance shares were vested as to one-third of the performance shares on the date of grant, and the remaining shares will vest one-third on June 30 of each of 2015 and 2016, subject to the applicable executive's continued employment through such dates.
For additional information regarding certain provisions of Messrs. Kanas' and Singh's equity awards, see "—Potential Payments Upon Termination or Change in Control."
Retention Bonuses
The Employment Agreements provide that Messrs. Kanas and Singh are eligible to receive retention bonuses, subject to remaining employed through specified dates. In August 2012, when the Employment Agreements were being negotiated, the Company was in its formative years and retaining Messrs. Kanas and Singh was critical to ensuring that our strategy of building a premier commercial bank could be executed. Furthermore, one of the initial founders decided to reduce his role and step down from his officer and director responsibilities, making it all the more necessary to retain Messrs. Kanas and Singh.
Pursuant to the Employment Agreements, Messrs. Kanas and Singh received the following cash retention bonuses on December 15, 2014: $1,500,000 for Mr. Kanas and $750,000 for Mr. Singh.

Peer Group
For certain of the performance criteria related to Messrs. Kanas' and Singh's performance-based compensation, the Compensation Committee measured performance compared with the Company's peers, which are all publicly traded U.S. banks and thrifts with assets between $10 billion and $25 billion and market capitalization from $1 billion to $5 billion. The peer group was modified from the year prior (which was all publicly traded U.S. banks and thrifts with assets between $5 billion and $25 billion) because of our balance sheet size and growth. For 2014, the banks and thrifts reviewed were:

Astoria Financial Corporation	Investors Bancorp, Inc.
BancorpSouth, Inc.	Old National Bancorp
Bank of Hawaii Corporation	PacWest Bancorp
Cathay General Bancorp	PrivateBancorp, Inc.
Central Bancompany, Inc.	Prosperity Bancshares, Inc.
Commerce Bancshares, Inc.	Susquehanna Bancshares, Inc.
EverBank Financial Corporation	TCF Financial Corporation
F.N.B. Corporation	Texas Capital Bancshares, Inc.
First BanCorp.	Trustmark Corporation
First Citizens BancShares, Inc.	UMB Financial Corporation
First Horizon National Corporation	Umpqua Holdings Corporation
First National of Nebraska, Inc.	United Bankshares, Inc.
FirstMerit Corporation	Valley National Bancorp
Fulton Financial Corporation	Washington Federal, Inc.
Hancock Holding Company	Webster Financial Corporation
IBERIABANK Corporation	Western Alliance Bancorporation
International Bancshares Corporation	Wintrust Financial Corporation
Equity Ownership Requirement
We believe that requiring members of our senior management to invest and maintain ownership in our Company serves to align their interests with the interests of our stockholders generally. In connection with our Initial Public Offering ("IPO") in 2011, we adopted a policy relating to the minimum amount of equity securities that certain executive officers must retain so long as they are employed by us. This policy, provides that, so long as Mr. Kanas is employed by the Company or its affiliates, he will not transfer equity if, after giving effect to such transfer, his retained equity (including vested and unvested equity, including options) has a value that is less than twelve times his base salary. As Mr. Kanas' current base salary is $0 under the Employment Agreement, we have been using $2,250,000 as the benchmark, which represents his base salary prior to the reduction. As of March 16, 2015, Mr. Kanas held equity securities (including vested and unvested equity, including options) having a value well in excess of twelve-times his base salary. Additionally, for Mr. Singh, the policy provides that so long as he is employed by the Company or its affiliates, he will not transfer equity if, after giving effect to such transfer, his respective retained equity (including vested and unvested equity, including options) has a value that is less than five times his base salary. As of March 16, 2015, Mr. Singh held equity securities (including vested and unvested equity, including options) having a value well in excess of five-times his base salary.

Named Executive Officer	Salary Multiple
Mr. Kanas	12x
Mr. Singh	5x

Compensation of Our Other Named Executive Officers
Ms. Lunak and Messrs. Bagnoli and Starr have not entered into employment agreements with the Company or Bank, respectively, and, instead, are each subject to the terms of an offer letter and a change in control agreement with the Bank.
The following table lists and describes the purpose of the key elements of the compensation of our other named executive officers' compensation:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To compensate for services rendered during the fiscal year
Discretionary cash bonus	Discretionary cash payment based on performance and contribution to the Company	To motivate executive officers to achieve individual and corporate goals
Restricted stock awards	Discretionary equity awards with multi-year vesting periods; awards are based on performance and contribution to the Company	To align long-term interests of executives and stockholders and provide appropriate balance of at-risk compensation
For additional information regarding certain provisions of each named executive officer's offer letter or change in control agreement, see "—Potential Payments Upon Termination or Change in Control."
Base Salary
Base salaries for our other named executive officers are designed to compensate each executive for the experience, education, personal qualities and other qualifications of the executive that are essential to the specific role the executive serves within our Company, while remaining competitive in the labor market.
The Compensation Committee, with the assistance of Messrs. Kanas and Singh, generally reviews salaries in the early part of each year and, if appropriate adjusts them to reflect changes in considerations and to remain competitive in the labor market. After reviewing named executive officer salaries, the Compensation Committee determined that none of our executive officers would receive a base salary increase in 2014.
Discretionary Cash Bonuses
Discretionary cash bonuses for executive officers are designed to attract and retain officer talent. Our other named executive officers (other than the CEO or COO) are eligible to receive annual discretionary cash bonuses as determined by our Compensation Committee. The determination of the amounts of such discretionary bonuses has been and will continue to be determined in accordance with the Company's Policy on Incentive Compensation Arrangements, which provides that bonus amounts are to be based on the past, present and expected future contributions of an employee or group of employees to the overall success, safety and soundness of the organization. Factors considered in evaluating those contributions include, among other things: overall individual performance, overall organizational performance, individual contribution to organizational performance, business segment performance, successful completion of projects or initiatives and level of individual responsibilities. The Company's Policy on Incentive Compensation Arrangements is designed to balance risk and financial results in a manner that does not encourage employees to expose the Company to imprudent risks.
The Compensation Committee reviewed discretionary bonuses for Ms. Lunak and Messrs. Bagnoli and Starr in February 2015 and approved cash bonuses for their performance and contributions to the Company and Bank in fiscal year 2014 in the amounts of $332,500 for Ms. Lunak, $242,500 for Mr. Bagnoli and $237,500 for Mr. Starr. Ms. Lunak and Messrs. Bagnoli and Starr are eligible to receive discretionary bonuses for their performance and contributions to the Company and Bank in fiscal year 2015, which we anticipate will be made in the first quarter of 2016.

All discretionary bonuses are granted pursuant to our Annual Incentive Plan, which was last approved by our stockholders at our 2013 annual meeting, and were paid in lump sum.
Restricted Stock Awards
In general, we provide a significant portion of the compensation to our named executive officers in the form of long-term equity-based compensation. We believe that restricted stock awards reward the achievement of long-term goals, align the interest of executives with those of stockholders, foster employee stock ownership and promote stability among our executives.
Restricted stock awards are granted pursuant to the terms of the 2010 and 2014 Omnibus Equity Plans (to date, all awards have been issued from the 2010 Omnibus Equity Plan). These awards generally vest in three equal annual installments, starting on the first anniversary of the grant date, subject to the applicable executive's continued employment through such dates. Pursuant to the terms of the BankUnited, Inc. 2010 and 2014 Omnibus Equity Plan award agreements, participants shall be the record owners of restricted shares and are generally entitled to all rights of common shareholders of the Company, including the right to receive dividends.   Dividends paid on unvested restricted stock awards are treated as compensation.
We typically grant stock awards early in the year as part of total year-end compensation awarded for prior year performance. The Compensation Committee reviewed restricted stock awards for Ms. Lunak and Messrs. Bagnoli and Starr in February 2015 for performance in 2014, and approved awards of 12,500 shares to Ms. Lunak; 6,000 shares to Mr. Bagnoli; and 12,000 shares to Mr. Starr.
For additional information regarding certain provision the named executive officers' equity awards, see "—Potential Payments Upon Termination or Change in Control."
Limited Perquisites
The Company provides very limited perquisites. Our named executive officers as well as all of our full-time and part-time employees are eligible to participate in our 401(k) retirement plan under which we provide a matching feature. Our named executive officers as well as certain of our employees are eligible to participate in our Nonqualified Deferred Compensation Plan. For additional information regarding our Nonqualified Deferred Compensation Plan, see "—Nonqualified Deferred Compensation."
Messrs. Kanas and Singh also receive a car allowance, and Mr. Kanas is provided with a company-paid driver.
Tax Implications
Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation is "qualified performance-based compensation" under that section. Certain of our compensation arrangements are designed to permit us to grant awards that may qualify as "qualified performance-based compensation;" however, it is possible that awards intended to qualify for the tax deduction many not so qualify if all requirements of the "qualified performance-based compensation" exemption are not met. Furthermore, the Compensation Committee believes that the tax deduction is only one of several relevant considerations in setting executive compensation and takes into account a multitude of factors in making executive compensation decisions. Accordingly, the Compensation Committee may, in certain circumstances, approve compensation arrangements that provide for compensation that is not deductible for federal income tax purposes.

Compensation Risk Assessment
At least annually, the Compensation Committee conducts an assessment of the compensation policies and practices for our employees, including our executive officers, and whether such policies and practices created risks that were reasonably likely to have a material adverse effect on the Company.
We believe our compensation programs strike the appropriate balance between short-term and long-term components. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions works to mitigate the risk that employees, including our executive officers, will be encouraged to undertake excessive or inappropriate risk. The Company's compensation program also is subject to internal controls, and we rely on principles of sound governance and good business judgment in administering our compensation programs.
Based on its assessment in 2014, the Compensation Committee has determined, in its reasonable business judgment, that the Company's compensation policies and practices as generally applicable to its executive officers and employees do not create risks that are reasonably likely to have a material adverse effect on the Company and instead promote behaviors that support long-term sustainability and stockholder value creation.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Michael J. Dowling, Chair
Tere Blanca
Eugene F. DeMark
Ambassador Sue M. Cobb

Summary Compensation Table for 2014
The following summary compensation table sets forth the total compensation paid or accrued for the years 2012, 2013 and 2014 to our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4) (5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)		Total ($)
John A. Kanas (1)	2014	—	1,500,000	1,020,000	—	1,870,000	23,964	281,156	(9)	4,695,120
Chairman, President and Chief Executive Officer	2013	—	1,500,000	1,020,021	—	1,870,000	21,249	236,061		4,647,331
	2012	1,500,000	1,500,000	3,980,250	—	—	14,019	510,873		7,505,142
Leslie N. Lunak (2)	2014	400,000	332,500	393,000	—	—	1,403	30,214	(10)	1,157,117
Chief Financial Officer	2013	383,335	350,000	—	—	—	—	24,108		757,443
Rajinder P. Singh	2014	500,000	750,000	500,003	—	500,000	18,957	118,039	(11)	2,386,999
Chief Operating Officer	2013	500,000	750,000	500,004	—	500,000	10,214	106,574		2,366,792
	2012	833,334	750,000	1,990,125	—	—	6,079	218,467		3,798,005
Mark P. Bagnoli
Chief Risk Officer BankUnited, N.A.	2014	330,000	242,500	188,640	—	—	—	20,142	(12)	781,282
Jeffrey Starr
General Counsel of BankUnited, N.A.	2014	375,000	237,500	377,280	—	—	—	30,950	(13)	1,020,730
____________________
(1)     Effective September 1, 2012, Mr. Kanas' base salary was reduced from $2,250,000 to $0.

(2)	Effective March 1, 2013, Ms. Lunak became CFO of the Company. On February 1, 2013, her base salary increased from $200,000 to $400,000.

(3)
For each of Messrs. Kanas and Singh, represents a retention bonus paid on December 15, 2014. For Ms. Lunak and Messrs. Bagnoli and Starr, represents a discretionary bonus earned for performance rendered in 2014 and paid during the first quarter of 2015.

(4)
Amounts shown do not reflect the compensation actually received in 2014 by the named executive officers. Instead, amounts represent the aggregate grant date fair value of performance and restricted shares granted to the named executive officers calculated in accordance with FASB ASC Topic 718.

(5)
We typically grant stock awards early in the year as part of total year-end compensation awarded for prior year performance. As a result, the amounts for stock awards generally appear in the Summary Compensation Table for the year after the performance year upon which they were based. On February 12, 2014, Ms. Lunak was awarded 12,500 restricted shares, Mr. Bagnoli 6,000 restricted shares and Mr. Starr 12,000 shares for their performance in the 2013 fiscal year and overall contributions to the Company. The material terms of these awards ar described in the "Compensation Discussion and Analysis" above.

(6)	For each of Messrs. Kanas and Singh, represents a performance-based bonus earned on June 30 and paid in August of each of the reflected years.

(7)
Represents the value of above-market earnings on nonqualified deferred compensation amounts credited with respect to each applicable named executive officer. According to IRS guidelines, as of December 2014, interest above 3.29% is considered above-market.

(8)
Pursuant to the terms of the BankUnited, Inc. 2010 and 2014 Omnibus Equity Plan award agreements, participants shall be the record owners of restricted shares and earned performance-based shares and are generally entitled to all rights of common shareholders of the Company, including the right to receive dividends. Dividends paid on unvested restricted stock awards or unvested performance-based shares are treated as compensation. The material terms of these awards are described in the "Compensation Discussion and Analysis" above.

(9)
All other compensation for Mr. Kanas includes contributions of $11,700 and $139,950 made by us on Mr. Kanas' behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, $32,606 for an automobile allowance, $78,022 for a driver allowance and $18,878 in dividend payments.

(10)	All other compensation for Ms. Lunak includes a contribution of $11,700 made by us on Ms. Lunak's behalf to our 401(k) plan and $18,514 in dividend payments.

(11)
All other compensation for Mr. Singh includes contributions of $11,700 and $67,086 made by us on Mr. Singh's behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, $30,000 for an automobile allowance and $9,253 in dividend payments.

(12)	All other compensation for Mr. Bagnoli includes a contribution of $11,700 made by us on Mr. Bagnoli's behalf to our 401(k) plan and $8,442 in dividend payments.

(13)	All other compensation for Mr. Starr represents a contribution of $11,700 made by us on Mr. Starr's behalf to our 401(k) plan and $19,250 in dividend payments.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to the plan-based awards granted to each of our named executive officers during 2014:

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Number of Performance Shares (#) (2)	Number of Restricted Shares (#) (3)	Closing Market Price on Date of Grant ($/SH)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
John A. Kanas	8/15/2014	1,190,000	1,530,000	1,870,000	33,619	—	30.34	1,020,000
Leslie N. Lunak	2/12/2014	—	—	—	—	12,500	31.44	393,000
Rajinder P. Singh	8/15/2014	250,000	375,000	500,000	16,480	—	30.34	500,003
Mark P. Bagnoli	2/12/2014	—	—	—	—	6,000	31.44	188,640
Jeffrey Starr	2/12/2014	—	—	—	—	12,000	31.44	377,280
___________________

(1)	Represents performance-based annual incentive awards granted pursuant to the Employment Agreements for the performance period that began on July 1, 2014 and ends on June 30, 2015.

(2)
Represents performance-based share awards granted to each named executive under the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan. In the case of Messrs. Kanas and Singh, this award was vested as to one-third on August 15, 2014, and the unvested portion of the awards will vest in equal installments on June 30, 2015, and June 30, 2016, subject to the applicable executive's continued employment through such dates.

(3)
On February 12, 2014, Ms. Lunak was awarded 12,500 restricted shares, Mr. Bagnoli 6,000 restricted shares and Mr. Starr 12,000 restricted shares for their performance in the 2013 fiscal year and overall contribution to the Company. The shares vest in equal, annual installments on the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting dates.

(4)	Represents the value of shares based on the closing price of the Company's common stock at the date of grant pursuant to FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End
The following table shows grants of equity awards outstanding on December 31, 2014, for each of our named executive officers:
Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares That Have Not Vested(6)
John A. Kanas	2,226,258	—	27.00	2/2/2021	33,659	(1)	$975,101
Leslie N. Lunak	18,000	—	22.24	11/14/2020	16,667	(2)	$482,843
Rajinder P. Singh	989,448	—	27.00	2/2/2021	—		$—
	100,000	—	22.31	12/16/2021	16,499	(3)	$477,976
Mark P. Bagnoli	—	—	—	—	7,833	(4)	$226,922
Jeffrey Starr	—	—	—	—	17,000	(5)	$492,490
____________________

(1)	22,453 performance shares scheduled to vest on June 30, 2015, and 11,206 performance shares scheduled to vest on June 30, 2016.

(2)
4,167 shares vested on February 12, 2015. 4,167 shares scheduled to vest on December 10, 2015. For 8,333 shares, fifty percent scheduled to vest on February 12, 2016, and the remaining fifty percent scheduled to vest on February 12, 2017.

(3)	11,006 performance shares scheduled to vest on June 30, 2015 and 5,493 performance shares scheduled to vest on June 30, 2016.

(4)
2,000 shares vested on February 12, 2015. 1,833 shares scheduled to vest on December 10, 2015. For 4,000 shares, fifty percent scheduled to vest on February 12, 2016, and the remaining fifty percent scheduled to vest on February 12, 2017.

(5)
4,000 shares vested on February 12, 2015. 5,000 shares scheduled to vest on December 10, 2015. For 8,000 shares, fifty percent scheduled to vest on February 12, 2016, and the remaining fifty percent scheduled to vest on February 12, 2017.

(6)	Based on the $28.97 closing price of our common stock on December 31, 2014.

Option Exercises and Stock Vested
The following table contains information regarding equity held by our named executive officers, which vested during fiscal year 2014:
2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
John A. Kanas	—	—	82,001	(1)	2,441,647
Leslie N. Lunak	—	—	11,499	(2)	344,375
Rajinder P. Singh	—	—	40,781	(1)	1,213,816
Mark P. Bagnoli	—	—	4,367	(2)	127,017
Jeffrey Starr	—	—	10,666	(2)	311,666
____________________

(1)	Represents the vesting of retention-based equity incentive awards and performance share awards pursuant to the terms of Messrs. Kanas' and Singh's employment agreements.

(2)	Represents shares vested pursuant to the terms of the restricted stock awards.

(3)	The value is equal to the closing market price of a share of our common stock at the vesting or exercise date, multiplied by the number of shares vesting or acquired on such date.

Nonqualified Deferred Compensation
Messrs. Kanas and Singh were eligible to participate in our Nonqualified Deferred Compensation Plan for fiscal year 2013. In 2014, we approved a new Nonqualified Deferred Compensation Plan in which all of our named executive officers (as well as certain other employees) may participate. For 2014, our Nonqualified Deferred Compensation Plan allows each named executive officer the ability to defer up to 100% of eligible compensation. Each of Messrs. Kanas and Singh is eligible to receive company matching contributions under the plan. For the 2014 plan year, we contributed an amount equal to 100% of the first 1% plus 70% of the next 5% of eligible compensation that Messrs. Kanas and Singh elected to defer under the plan. Amounts deferred by a named executive officer are vested at all times and amounts that we contribute on the executive's behalf will become vested upon the earlier to occur of a change in control (as defined in the plan), the executive's death, disability, attainment of "Normal Retirement Age" under our 401(k) plan or completion of two years of service. Amounts deferred under our Nonqualified Deferred Compensation Plan are distributed upon a date specified by the executive, which may be no earlier than January 1 of the third plan year following the plan year in which the compensation would have otherwise been paid to the executive, or upon the earliest to occur of the executive's separation from service, disability or a change in control.
Nonqualified Deferred Compensation Table for 2014

	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
John A. Kanas	186,600	139,950	54,266	122,017	1,217,963
Leslie N. Lunak	200,000	—	5,542	—	205,542
Rajinder P. Singh	750,000	67,086	43,193	52,492	1,277,230
Mark P. Bagnoli	49,500	—	1,633	—	51,133
Jeffrey Starr	—	—	—	—	—
____________________

(1)
The amount of each named executive officer's contribution, if any, to the Nonqualified Deferred Compensation Plan is otherwise reflected as compensation earned in 2014 in the "—Summary Compensation Table for 2014."

(2)
Amounts reflect our contributions, if any, to the Nonqualified Deferred Compensation Plan for the applicable named executive officer. These amounts are also reported in the "All Other Compensation" column of "—Summary Compensation Table for 2014."

Potential Payments Upon Termination or Change in Control
The employment arrangements with our named executive officers provide for certain severance payments and benefits, to the extent applicable, in the event of a termination of employment as described below:
Employment Agreements with Messrs. Kanas and Singh. The Employment Agreements provide that, in the event of an executive's termination of employment by either the Bank or the Company without Cause (as defined in the respective agreements) or by the executive for Good Reason (as defined in the respective agreements), such executive will be entitled to receive, subject to the executive's execution of a release of claims in favor of the Bank or the Company, as applicable, payment of any unpaid retention awards, the accelerated vesting of equity awards (subject to certain exceptions), continued coverage under the group health plans of the Bank or the Company, as applicable, at the sole expense of the Bank or the Company, as applicable, for 24 months, as well as a payment equal to the following: $1,530,000 and $1,530,000 under Mr. Kanas' employment agreements with the Bank and the Company, respectively; and $1,312,500 and $437,500 under Mr. Singh's employment agreements with the Bank and the Company, respectively.
The Employment Agreements also provide that in the event of death or disability, the portion of any outstanding equity award held by the applicable executive which would have vested in the 12 months immediately following the executive's death or disability will vest. Furthermore, each applicable executive and his dependents are generally entitled to receive continued coverage under the group health plans of the Bank or the Company, as applicable, at the sole expense of the Bank or the Company, as applicable, for 24 months following the executive's disability or death.
The Employment Agreements with the Bank provide that in the event that on or prior to August 31, 2013, it is publicly announced that a binding agreement has been entered into by the Bank and/or the Company with respect to a transaction that, if consummated, would constitute a change in control transaction giving rise to payments and benefits that trigger excise taxes under Section 4999 of the Internal Revenue Code, the Bank will reimburse the executive for any such excise taxes and for the taxes imposed on such reimbursement amount, as well as for certain related costs incurred by the executive. Such excise tax reimbursement obligation expired on August 31, 2013, has not been reviewed and has no continued effect.
Each of Messrs. Kanas and Singh are subject to confidentiality and non-disparagement obligations under the Employment Agreements, as well as non-competition and non-solicitation covenants for a period of 18 months following a termination of employment by the Company for Cause or following the applicable executive's voluntary resignation without Good Reason.
The Employment Agreements are subject to regulatory laws to the extent applicable.
Change in Control Agreements with Ms. Lunak, Mr. Bagnoli and Mr. Starr. Ms. Lunak and Messrs. Bagnoli and Starr are each party to a change in control agreement which provides that, if the executive's employment is terminated by the Company without Cause (as defined in the change in control agreement), or by the executive due to a reduction in base salary, each within six months following a change in control of the Company, the executive will be entitled to a payment in the amount equal to one year of his or her base salary, payable on the date that is six months following the change in control. The agreement further provides for payment, on the date that is six months following completion of the change in control, of a lump sum retention bonus equal to one year of base salary (as in effect immediately prior to the change in control), subject to the executive's continued employment with BankUnited and any successor to BankUnited through such date.
Equity Awards. In the event of a change in control (as defined in the Company's 2010 and 2014 Omnibus Equity Incentive Plans), all outstanding awards held by the named executive officers that are then unvested would be subject to accelerated vesting, and any performance-based shares to be prospectively awarded with respect to a pending performance period would be granted and vested at target levels.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers, which were estimated assuming that the triggering event took place on the last business day of the fiscal year (December 31, 2014), calculated using the closing price per share of our common stock on such date ($28.97) and assumes a cash-out of equity awards in connection with a change in control.

	Cash Severance ($)	Continued Benefits ($)	Value of Acceleration of Equity ($)	Excise Tax Gross-Up ($)	Total ($)
John A. Kanas (1)
Death / Disability	—	42,827	877,130	—	919,957
For Cause / Without Good Reason	—	—	—	—	—
Without Cause / For Good Reason	3,060,000	42,827	1,655,101	—	4,757,928
Change in Control	—	—	1,655,101	—	1,655,101
Leslie N. Lunak
Change in Control	400,000	—	482,843	—	882,843
Rajinder P. Singh
Death / Disability	—	40,223	443,844	—	484,067
For Cause / Without Good Reason	—	—	—	—	—
Without Cause / For Good Reason	1,750,000	40,223	852,976	—	2,643,199
Change in Control	—	—	852,976	—	852,976
Mark P. Bagnoli
Change in Control	330,000	—	226,922	—	556,922
Jeffrey Starr
Change in Control	375,000	—	492,490	—	867,490

(1)
Pursuant to our Nonqualified Deferred Compensation Plan, as described above under "—Nonqualified Deferred Compensation," Mr. Kanas has elected to receive a lump sum payment of the balance in his account upon a change in control. The 2014 year-end account balance under the plan is shown in the Nonqualified Deferred Compensation Table for 2014 set forth above.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2014, relating to the Company's equity compensation plans pursuant to which grants of equity incentive awards to acquire shares of our common stock may be granted from time to time.

Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by securityholders (1)	N/A	N/A		4,000,000

Equity compensation plans not approved by securityholders (2)(3)	5,801,588	$26.38	(4)	589,644
Total	5,801,588			4,589,644
____________________

(1)	Shares available for issuance under the 2014 Omnibus Equity Incentive Plan.

(2)
Includes 813,955 shares subject to restricted share awards and 4,987,633 shares subject to stock options under the BankUnited, Inc. 2009 Stock Option Plan (the "2009 Plan") and the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan (the "2010 Plan").

(3)
Excludes 27,414 shares subject to outstanding stock options under the Heritage Bank, N.A. 2008 Stock    Incentive Plan, which options have a weighted-average exercise price of $45.96. This plan was assumed in connection with the Company's acquisition of Herald National Bank. No further awards are available for issuance under this plan.

(4)    Represents the weighted average exercise price on stock options only.
    In connection with the IPO, the Company adopted the 2010 Plan. The 2010 Plan is administered by the Board or a committee thereof and provides for the grant of non-qualified stock options, share appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other share-based awards to selected employees, directors or independent contractors of the Company and its affiliates. The number of shares of common stock authorized for award under the 2010 Plan is 7,500,000, of which 589,644 shares remained available for issuance as of December 31, 2014. In February 2015, the Compensation Committee approved awards of 545,455 restricted shares to employees in recognition of their contribution to the Company's performance in fiscal year 2014. Shares of common stock delivered under the 2010 and 2014 Plans may consist of authorized but unissued shares or previously issued shares reacquired by the Company. The term of a share option or stock appreciation right issued under the 2010 and 2014 Plans may not exceed ten years from the date of grant and the exercise price may not be less than the fair market value of the Company's common stock at the date of grant. Unvested awards generally become fully vested in the event of a change in control (as defined in the 2010 and 2014 Plans).

BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of the Company's equity securities as of March 16, 2015: (1) each person or entity, based on information contained in Schedules 13G filed with the SEC, who owns of record or beneficially more than 5% of any class of the Company's voting securities; (2) each of the Company's executive officers and directors; and (3) all of the Company's directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each stockholder will have sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote to the following table. Unless otherwise indicated in a footnote, the business address of each person is our corporate address, c/o BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 16, 2015. We did not, however, deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	%
Executive Officers, Directors and Director Nominees:
John A. Kanas(1)	4,175,745	4.1
Rajinder P. Singh(2)	1,319,500	1.3
Leslie N. Lunak(3)	72,923	*
Mark P. Bagnoli(4)	19,898	*
Jeffrey Starr(5)	44,983	*
Thomas Cornish(6)	120,400	*
Joseph Roberto(7)	16,721	*
Tere Blanca(8)	2,000	*
Ambassador Sue M. Cobb(9)	116,559	*
Eugene F. DeMark(10)	20,682	*
Michael Dowling(11)	2,000	*
Douglas J. Pauls(12)	277,612	*
Sanjiv Sobti (13)	1,000	*
A. Robert Towbin(14)	1,200	*
All executive officers and directors as a group (14 persons)	6,191,223	6.0
Greater than 5% Stockholders (Other than Executive Officers and Directors):
Wellington Management Group LLP(15)	9,989,758	9.8
BlackRock, Inc.(16)	5,899,103	5.8
The Vanguard Group(17)	5,755,960	5.7
____________________

(1)
Includes 33,659 unvested performance-based shares and 2,226,258 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 16, 2015

(2)
Includes 16,499 unvested performance-based shares and 1,089,448 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 16, 2015

(3)	Includes 25,000 restricted shares and 18,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 16, 2015.

(4)	Includes 11,833 restricted shares.

(5)	Includes 25,000 restricted shares.

(6)
Includes 120,000 restricted shares and 400 shares held by the P.A. Castellanos-Cornish Revocable Trust, for which Mr. Cornish serves as a co-trustee. Mr. Cornish disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein. The address of the P.A. Castellanos-Cornish Revocable Trust is 1411 Mendavia Ave., Coral Gables, FL 33146.

(7)	Includes 15,000 restricted shares.

(8)	Includes 1,000 restricted shares.

(9)
Includes 1,666 restricted shares. Also includes 39,745 shares of common stock held by the Cobb Family Twenty-Second Century Fund I, 17,034 shares of common stock held by the Cobb Family Foundation and 56,780 shares held by McCourt Griffin L.P. Ambassador Cobb is a member of our Board and Ambassador Cobb is a voting director of the Cobb Family Foundation, a trustee of the Cobb Twenty-Second Century Fund and the general partner and limited partner of McCourt Griffin L.P. Ambassador Cobb disclaims beneficial ownership of these securities except to the extent of her pecuniary interests therein. The address of each of the entities and persons identified in this note is c/o Cobb Partners Limited, P.O. Box 144200, Coral Gables, FL 33134

(10)	Includes 5,000 restricted shares.

(11)	Includes 1,666 restricted shares.

(12)
Includes 214,732 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 16, 2015 and 31,000 shares held by the Pauls Family Foundation, for which Mr. Pauls serves as co-trustee. Mr. Pauls disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein. The address of the Pauls Family Foundation is 4055 Gnarled Oaks Lane, Johns Island, SC 29455.

(13)	Represents restricted shares.

(14)	Includes 1,000 restricted shares.

(15)
Based on the Schedule 13G dated as of December 31, 2014 filed with the SEC, Wellington Management Group LLP is deemed to have beneficial ownership of 9,989,758 shares of common stock, including shared voting power over 9,705,410 shares and shared dispositive power over 9,989,758 shares. Based on the Schedule 13 G dated as of December 31, 2014 filed with the SEC, the address of Wellington Management Group LLP is c/o Wellington Management Company LLP; 280 Congress Street, Boston, MA 02210.

(16)
Based on the Schedule 13G dated as of December 31, 2014 filed with the SEC, BlackRock, Inc. and its affiliates are deemed to have beneficial ownership of 5,899,103 shares of common stock, including sole voting power over 5,545,399 shares and sole dispositive power over 5,899,103 shares. Based on the Schedule 13G dated as of December 31, 2014, the address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(17)
Based on the Schedule 13G dated as of December 31, 2014 filed with the SEC, The Vanguard Group and its affiliates are deemed to have beneficial ownership of 5,755,960 shares of common stock, including sole voting power over 67,809 shares, sole dispositive power over 5,696,651 shares and shared dispositive power over 59,309 shares. Based on the Schedule 13G dated as of December 31, 2014 filed with the SEC, the address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

CERTAIN RELATED PARTY RELATIONSHIPS
Review and Approval of Transactions with Related Persons
Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions
Our Board of Directors has also adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of our Company include directors (including nominees for election as directors), executive officers, greater than 5% stockholders of our Company and the immediate family members of these persons. Our general counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to our Related Party Transactions Policy. If so, the transaction will be referred for approval or ratification to the Nominating and Corporate Governance Committee. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction; the direct or indirect nature of the director's, executive officer's or related party's interest in the transaction; the appearance of an improper conflict of interests for any director or executive officer of the Company, taking into account the size of the transaction and the financial position of the director, executive officer or related party; whether the transaction would impair an outside director's independence; the acceptability of the transaction to the Company's regulators; and the potential violations of other Company policies. Additionally, all related party transactions are reviewed by the Audit and Risk Committee. Our Related Party Transactions Policy is available on our website at http://ir.bankunited.com, as Annex B to our Corporate Governance Guidelines.
Family Relationships
John Kanas, Jr., the son of Mr. Kanas, is employed by BankUnited, N.A. He participates in compensation and incentive plans on the same basis as similarly situated Bank employees. Mr. Kanas, Jr. is not an executive officer of the Company and does not report directly to an executive officer of the Company. His compensation of approximately $198,000, which included $108,000 of incentive payments, exceeded the $120,000 related person transaction threshold during 2014 and as a result was reviewed by the Nominating and Corporate Governance Committee and the Audit and Risk Committee.
BankUnited employs the services of Marsh & McLennan Agency as our insurance broker. Patricia Castellanos-Cornish, the wife of Thomas Cornish is employed by Marsh & McLennan Agency. The relationship between the Company and Marsh & McLennan existed for several years before Mr. Cornish joined us in 2014. In fiscal year 2014, we paid Marsh & McLennan approximately $291,000 for their services, and as a result this transaction was reviewed by the Nominating and Corporate Governance Committee and the Audit and Risk Committee.
Registration Rights Agreement
In connection with our IPO, BankUnited, Inc., certain investment funds affiliated with the Sponsors, LF Moby LLC, Mr. DeMark, Ambassador Cobb, Mr. Kanas, John Bohlsen, Mr. Pauls, Mr. Singh and certain former members of BU Financial Holdings LLC (our parent company prior to the initial public offering) entered into a registration rights agreement, dated February 2, 2011 (as amended February 29, 2012, the "Registration Rights Agreement").

Pursuant to the registration rights provisions, in the event that we are registering additional shares of common stock for sale to the public (except in connection with a registration on Form S-4 or Form S-8 or any successor or similar form or in a registration of securities solely relating to an offering and sale to employees pursuant to any employee stock plan or other employee benefit plan arrangement), we are required to give notice of such registration to all parties to the Registration Rights Agreement that hold registrable securities (which includes members of our management that hold shares of our common stock) of the intention to effect such a registration. Such notified persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration if we have received written requests for inclusion therein within prescribed time limits, subject to other provisions under the Registration Rights Agreement.
Between March 2013 and March 2014, the Sponsors sold 51,931,097 shares of our common stock in registered secondary offerings (the "Secondary Offerings"). As a result of the Secondary Offerings, as of March 7, 2014, the Sponsors no longer owned any shares of our common stock, and the Registration Rights Agreement terminated with respect to the Sponsors.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
In order to submit stockholder proposals for the 2016 annual meeting of stockholders for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8 promulgated under Section14(a) of the Exchange Act materials must be received by the Corporate Secretary at the Company's principal office in Miami Lakes, Florida, no later than December 12, 2015.
The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
The Company's Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Proxy Statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2016 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company's principal office in Miami Lakes, Florida (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company's Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than January 14, 2016, and no later than February 13, 2016. All director nominations and stockholder proposals must comply with the requirements of the Company's By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.
Other than the three proposals described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of the Company's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.